                                                                  Exhibit (a)(1)

                                   AMWAY LOGO
                            AMWAY ASIA PACIFIC LTD.
         38/F The Lee Gardens, 33 Hysan Avenue, Causeway Bay, Hong Kong

                      ------------------------------------

               NOTICE OF SPECIAL GENERAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 27, 2000
                      ------------------------------------
                                                                  March 30, 2000

TO THE SHAREHOLDERS OF AMWAY ASIA PACIFIC LTD.:

     The Special General Meeting of Shareholders of Amway Asia Pacific Ltd. will be held in the Seminar Room at Amway Asia Pacific's offices located at 38/F, The Lee Gardens, 33 Hysan Avenue, Causeway Bay, Hong Kong, on April 27, 2000, at 10:00 a.m. for the following purposes:

     - To approve the tender offer and amalgamation agreement, dated November 15, 1999, among Amway Asia Pacific, New AAP Limited, a Bermuda corporation, and Apple Hold Co., L.P., a Bermuda limited partnership. Approval of the tender offer and amalgamation agreement will constitute approval of the amalgamation contemplated thereby, in which Amway Asia Pacific and New AAP will amalgamate, with Amway Asia Pacific continuing as the amalgamated company.

     - To transact such other business as may properly come before the meeting or any adjournments thereof.

     The board of directors has fixed the close of business on March 15, 2000 as the record date for determining shareholders entitled to notice of and to vote at the special meeting or any adjournment thereof.

     PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT.

                                            By Order of the Board of Directors,

                                            /s/ Craig N. Meurlin
                                            Craig N. Meurlin
                                            Vice President, General Counsel
                                            and Assistant Secretary

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               TABLE OF CONTENTS

                                                                PAGE NO.
                                                                --------
ENFORCEABILITY OF CIVIL LIABILITIES.........................       ii
SOLICITATION AND REVOCATION OF PROXIES......................        1
SUMMARY OF MATERIAL TERMS AND QUESTIONS AND ANSWERS ABOUT
  THE AMALGAMATION..........................................        2
OUTSTANDING STOCK AND VOTING RIGHTS.........................        4
PROPOSAL: APPROVAL OF TENDER OFFER AND AMALGAMATION
  AGREEMENT AND AMALGAMATION................................        4
SPECIAL FACTORS.............................................        4
     Background of and Reasons for the Amalgamation.........        4
     Recommendation of the Special Committee and the
      Disinterested Directors...............................        8
     Reasons for the Recommendation of the Special Committee
      and the Disinterested Directors.......................        9
     Opinion of Financial Advisor to the Special
      Committee.............................................       11
     Position of New AAP, Apple Hold Co. and Messrs. Van
      Andel and DeVos Regarding Fairness of the
      Amalgamation..........................................       15
     Financial Advisors to Purchasers.......................       16
     Certain Projections....................................       19
     Approval of Shareholders...............................       20
     United States Federal Income Tax Consequences..........       20
MARKET AND DIVIDEND INFORMATION.............................       21
FINANCIAL INFORMATION.......................................       23
THE COMPANIES...............................................       23
     Amway Asia Pacific.....................................       23
     New AAP Limited........................................       24
     Directors and Officers.................................       25
THE AMALGAMATION............................................       28
     The Tender Offer and Amalgamation Agreement............       28
     Interests of Certain Persons...........................       28
     Transactions and Agreements Concerning the Shares......       29
     Accounting Treatment of the Amalgamation...............       31
     Regulatory Approvals...................................       31
     Certain Effects of the Amalgamation....................       32
     Fees and Expenses......................................       32
APPRAISAL RIGHTS IN THE AMALGAMATION........................       32
OWNERSHIP OF SHARES.........................................       33
OTHER MATTERS...............................................       33
     Legal Proceedings......................................       33
     Proxy Solicitations....................................       34
ANNEX A FAIRNESS OPINION....................................      A-1
ANNEX B TENDER OFFER AND AMALGAMATION AGREEMENT.............      B-1
ANNEX C APPRAISAL RIGHTS UNDER BERMUDA LAW..................      C-1

                      ENFORCEABILITY OF CIVIL LIABILITIES

     New AAP and Amway Asia Pacific are Bermuda corporations. After the amalgamation, substantially all the assets and operations of Amway Asia Pacific, as the continuing amalgamated company, will continue to be located, and substantially all of its revenues will continue to be derived, outside the United States. New AAP and Amway Asia Pacific have appointed CT Corporation System, New York, New York, as their agent to receive service of process with respect to any action brought against them in any federal or state court in the United States arising from the amalgamation of Amway Asia Pacific and New AAP. However, it may not be possible for investors to enforce outside the United States judgments against New AAP or Amway Asia Pacific obtained in the United States in any of these actions, including actions predicated upon the civil liability provisions of the United States federal and state securities laws. In addition, after the amalgamation several directors and several officers of Amway Asia Pacific, as the continuing amalgamated company, will not be United States residents, and all or a substantial portion of the assets of such persons are or may be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon these persons, or to enforce against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the United States federal and state securities laws. New AAP and Amway Asia Pacific have been advised by their Bermuda counsel, Conyers Dill & Pearman, that there is uncertainty as to whether the courts of Bermuda would

     - recognize judgments of United States courts obtained against Amway Asia Pacific, New AAP or these persons predicated upon the civil liability provisions of the United States federal or state securities laws; or

     - enforce in original actions brought in Bermuda liabilities against Amway Asia Pacific, New AAP or these persons predicated upon the United States federal or state securities laws.

                      ------------------------------------

                                PROXY STATEMENT

                      ------------------------------------

                     SOLICITATION AND REVOCATION OF PROXIES

     The board of directors of Amway Asia Pacific Ltd., a Bermuda corporation, is soliciting proxies to be used at the Special General Meeting of Shareholders of Amway Asia Pacific to be held on April 27, 2000 and any adjournments thereof.

     Any holder of shares of common stock, par value U.S.$.01 per share, of Amway Asia Pacific giving a proxy, has the power to revoke it prior to its exercise by notice of revocation to the secretary of Amway Asia Pacific in writing, by voting in person at the special meeting or by execution of a subsequent proxy, provided that action is taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken at the special meeting.

     The presence at the special meeting, in person or by proxy, of the holders of a majority of the outstanding shares will constitute a quorum for the transaction of business at the special meeting. The tender offer and amalgamation agreement, dated as of November 15, 1999, among Amway Asia Pacific, New AAP Limited, a Bermuda corporation, and Apple Hold Co., L.P., a Bermuda limited partnership and the parent of New AAP, and the amalgamation of Amway Asia Pacific and New AAP, with Amway Asia Pacific continuing as the amalgamated company as contemplated by the tender offer and amalgamation agreement, must be approved by the holders of at least three-fourths of the shares represented at a meeting at which a quorum is present. If any shareholder withholds authority to vote for the tender offer and amalgamation agreement, then that shareholder's shares will not be considered in determining the votes cast for the tender offer and amalgamation agreement.

     Employees of Amway Asia Pacific's affiliate, Amway Corporation, a Michigan corporation, who participate in the Amway Corporation Profit Sharing and 401(k) Plan, may vote shares of common stock equivalent to the value of the interest credited to their account in the plan by instructing Fidelity Management Trust Company, the trustee of the plan, pursuant to the voting direction form being mailed with this proxy statement to plan participants. The trustee will vote the shares of common stock in accordance with duly executed instructions received by April 20, 2000. Each participant may revoke previously given voting instructions by April 20, 2000 by filing with the trustee a written notice to that effect or a duly executed voting direction form bearing a date subsequent to the date of his or her previously delivered voting instruction form. The trustee will not vote shares of common stock for which it has received no directions from plan participants.

     The expense of preparing, printing and mailing this proxy statement will be borne by Amway Asia Pacific.

     This proxy statement, the attached notice of special meeting and the accompanying proxy card are being mailed to shareholders on or about March 30, 2000.

                         SUMMARY OF MATERIAL TERMS AND
                  QUESTIONS AND ANSWERS ABOUT THE AMALGAMATION

Q:  WHAT ARE THE MATERIAL TERMS OF THE AMALGAMATION? (SEE PAGE 28)

A:  The following is a summary of the material terms of the amalgamation:

          - Pursuant to the tender offer and amalgamation agreement, New AAP and Amway Asia Pacific will amalgamate, with Amway Asia Pacific continuing as the amalgamated company. For more information, see "The Amalgamation."

          - At the effective time of the amalgamation, each issued and outstanding share of common stock of Amway Asia Pacific, other than common stock held by New AAP, Apple Hold Co., the principal shareholders or shareholders exercising their appraisal rights, will be exchanged into the right to receive from the amalgamated company $18.00 in cash and will automatically be canceled and retired and will cease to exist.

          - Shareholders who vote against the amalgamation and give notice to the Supreme Court of Bermuda within one month after the date of this proxy statement will be entitled to receive cash in an amount that the court determines is the fair value of Amway Asia Pacific common stock. For more information, see "Appraisal Rights" and Annex C.

          - The effective time of the amalgamation is expected to be the end of April 2000. For more information, see "The Amalgamation."

Q:  WHAT IS NEW AAP?

A: New AAP is a Bermuda corporation and wholly owned subsidiary of Apple Hold Co., L.P. Apple Hold Co. is a Bermuda limited partnership that is controlled by the principal shareholders of Amway Asia Pacific. (See page 24)

Q:  WHY ARE NEW AAP AND AMWAY ASIA PACIFIC PROPOSING TO AMALGAMATE?

A: The principal shareholders have decided to take Amway Asia Pacific private by acquiring for $18.00 per share in cash all of the Amway Asia Pacific shares owned by the public shareholders. The amalgamation is the second step in the going private transaction. The first step was a tender offer by New AAP to purchase all outstanding shares of Amway Asia Pacific common stock. The tender offer was completed on December 17, 1999. As a result of the tender offer, the principal shareholders of Amway Asia Pacific, indirectly through Apple Hold Co., beneficially own 97.4% of the shares of Amway Asia Pacific. Because the principal shareholders, indirectly through Apple Hold Co., beneficially own 97.4% of the shares of Amway Asia Pacific and because Apple Hold Co. owns all of the shares of New AAP, approval of the tender offer and amalgamation agreement is assured. (See page 4)

Q:  WHAT WILL AMWAY ASIA PACIFIC SHAREHOLDERS RECEIVE?

A: Upon completion of the amalgamation, Amway Asia Pacific shareholders will receive $18.00 in cash in exchange for each share of Amway Asia Pacific common stock. (See page 28)

Q:  WHEN DO YOU EXPECT THE AMALGAMATION TO BE COMPLETED?

A: Currently, New AAP and Amway Asia Pacific expect to complete the amalgamation by the end of April 2000. (See page 28)

Q:  WHAT ARE THE EFFECTS OF THE AMALGAMATION?

A: Following completion of the amalgamation, the shares of Amway Asia Pacific common stock will be delisted from the Australian Stock Exchange Limited and the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934. (See page 32)

Q: WHAT ACTION HAS THE BOARD OF DIRECTORS OF AMWAY ASIA PACIFIC TAKEN WITH RESPECT TO THE AMALGAMATION?

A: On November 15, 1999, the board of directors of Amway Asia Pacific (with Messrs. Richard M. DeVos, Jr., Douglas L. DeVos and Stephen A. Van Andel not participating) unanimously (1) determined that the tender offer and amalgamation are fair to, and in the best interests of, the public shareholders and (2) approved the tender offer and amalgamation agreement. (See page 8)

Q:  WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE
AMALGAMATION?

A: If you are a United States citizen or resident, the conversion of your shares to cash will generally cause you to recognize a capital gain or loss equal to the difference between the amount of cash received in the amalgamation and your adjusted tax basis for the shares exchanged therefore. Under United States federal income tax backup withholding rules, United States federal income tax withholding of 31% may apply to you as described in this proxy statement. If you are not a United States citizen or resident, the conversion of your shares to cash should generally result in no United States tax consequences. (See page
20)

Q: WHAT WAS THE CLOSING SALES PRICE OF MY SHARES OF COMMON STOCK ON THE NEW YORK STOCK EXCHANGE PRIOR TO THE ANNOUNCEMENT OF THESE TRANSACTIONS?

A: On November 12, 1999, the last full trading day prior to the public announcement of the tender offer, the closing sales price of the common stock as reported on the NYSE was $11.75 per share. On March 27, 2000, a recent practicable date prior to the date of this proxy statement, the closing sales price of the common stock as reported on the NYSE was $17.75 per share. (See page 21)

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. You should continue to hold your stock certificates until Amway Asia Pacific sends you a letter of transmittal. You will not receive this letter of transmittal until after the special meeting has occurred. The letter of transmittal will explain how to exchange your Amway Asia Pacific stock certificates for cash. (See page 34)

Q:  HOW DO I VOTE?

A: After you have carefully read this proxy statement, mail your signed proxy card or voting instructions, as the case may be, as soon as possible so that your shares will be represented and voted at the special meeting. You may also vote in person at the Amway Asia Pacific special meeting. (See page 1)

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you instruct your broker how to vote. Your broker should mail information to you that will explain how to give voting instructions to your broker. Please provide instructions to your broker on how to vote your shares. If you do not instruct your broker how to vote, your shares will not be voted. If you do not vote or give instructions to your broker to vote against the tender offer and amalgamation agreement, you may not exercise your appraisal rights. (See page 1)

Q:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED IN MY SIGNED AND DATED PROXY CARD?

A: Yes. If you hold shares of Amway Asia Pacific common stock, you may revoke your proxy by delivering a notice of revocation to the secretary of Amway Asia Pacific before the special meeting or by execution of a subsequent proxy, provided that action is taken in sufficient time to permit revocation before the vote is taken. You may also revoke your proxy by voting in person at the special meeting. (See page 1)

Q:  WHOM CAN I CALL WITH QUESTIONS?

A:  If you have more questions about the amalgamation, you should contact:

                  Director of Investor Relations
                  Amway Asia Pacific Ltd.
                  1 (616) 787-8688

                      OUTSTANDING STOCK AND VOTING RIGHTS

     Shareholders of record as of the close of business on March 15, 2000 will be entitled to vote at the special meeting. As of March 15, 2000 there were outstanding 56,441,960 shares of common stock, $0.01 par value per share, entitled to vote at the special meeting, with each share entitling the holder of record on that date to one vote.

                          PROPOSAL: APPROVAL OF TENDER
               OFFER AND AMALGAMATION AGREEMENT AND AMALGAMATION

     Both the tender offer and the amalgamation are provided for in the tender offer and amalgamation agreement. Under that agreement, New AAP agreed to conduct a cash tender offer for all outstanding shares of common stock of Amway Asia Pacific at $18.00 per share. Following the completion of the tender offer, New AAP and Amway Asia Pacific agreed to amalgamate, with each public shareholder of Amway Asia Pacific receiving $18.00 per share in cash. The tender offer was completed on December 17, 1999. As a result of the tender offer, the principal shareholders of Amway Asia Pacific, along with certain corporations, trusts, foundations and other entities established by or for the benefit of the principal shareholders and their respective families, indirectly through Apple Hold Co., beneficially own 97.4% of the shares of Amway Asia Pacific common stock. As a result of the amalgamation, the principal shareholders, indirectly through Apple Hold Co., will own 100% of the shares of common stock.

     A special committee, comprised of Eoghan M. McMillan, Jack C.K. So and John C.C. Chan, each an independent, non-employee member of the board of directors of Amway Asia Pacific, was formed for the purpose of evaluating the terms of the tender offer and the amalgamation. On November 12, 1999, the special committee unanimously (1) determined that the tender offer and amalgamation are fair to, and in the best interests of, the holders of shares, other than shares owned by the principal shareholders, indirectly through Apple Hold Co., and (2) recommended that the board of directors of Amway Asia Pacific (with Messrs. Richard M. DeVos, Jr., Douglas L. DeVos and Stephen A. Van Andel not participating) approve the tender offer and amalgamation agreement.

     On November 15, 1999, the disinterested directors of the board unanimously
(1) determined that the tender offer and amalgamation are fair to, and in the best interests of, the public shareholders and (2) approved the tender offer and amalgamation agreement.

     THE DISINTERESTED DIRECTORS RECOMMEND A VOTE FOR THE APPROVAL OF THE TENDER OFFER AND AMALGAMATION AGREEMENT AND THE AMALGAMATION CONTEMPLATED THEREBY.

                                SPECIAL FACTORS

BACKGROUND OF AND REASONS FOR THE AMALGAMATION

     Over the last several years, a variety of alternatives have been considered by the principal shareholders and Amway Asia Pacific management to increase shareholder value, while at the same time enhance the operations, results and business prospects of Amway Asia Pacific. Of particular focus was the relatively illiquid and, at times, volatile market for the common stock. For example, during the second half of 1996, Amway Asia Pacific considered a possible secondary offering in an effort to improve liquidity and expand ownership of shares of common stock by investors. After consideration of this proposal, Amway Asia Pacific's board of directors, in January 1997, authorized Amway Asia Pacific to conduct a secondary offering. After submission of a registration statement to the Securities and Exchange Commission, Amway Asia Pacific's board of directors decided to delay this secondary offering due to deterioration in the market conditions. Following the delay of the proposed secondary offering, Amway Asia Pacific authorized open market repurchases by Amway Asia Pacific of shares of common stock valued up to $50 million in the hope that this action would create value for shareholders.

     Also considered was a realignment of Amway Asia Pacific with other Amway Corporation affiliates either by means of the combination of Amway Asia Pacific with other Amway markets or the acquisition by Amway Asia Pacific of other Amway affiliates in the region. In particular, beginning in April 1997, Amway Asia Pacific, representatives of Amway and financial and legal advisors reviewed the possibility of forming a holding company that would own both Amway Japan Limited, a Japanese corporation and a publicly held affiliate of Amway, and Amway Asia Pacific. In January 1998, there was a discussion regarding the possible creation of a holding company to acquire both Amway Asia Pacific and Amway Japan at a meeting of Amway Asia Pacific's board of directors. Following a presentation in April 1998 by financial advisors regarding a proposed holding company structure, this alternative was rejected as not feasible because of certain legal, structural and tax issues and accounting concerns.

     Starting in June of 1997, the Asian currency crisis impacted a number of Amway Asia Pacific's markets, particularly Malaysia, Thailand and Taiwan and to a lesser extent Australia and New Zealand. This crisis exacerbated the concerns regarding share value, market volatility and lack of liquidity for shareholders. In March of 1998, representatives of Amway Asia Pacific and Amway, as well as legal, tax and financial advisors, met to discuss alternatives to address share value, market volatility, lack of liquidity and Amway Asia Pacific's operating results. In order to address operating results, Amway Asia Pacific adopted more stringent cost cutting programs, as well as an expansion of local sourcing opportunities. Further, compounding the market volatility and adversely affecting operating results was the ban in China on direct selling in the spring of 1998. Following the discussions in March of 1998, an alternative that was considered was whether shareholder value might be best served by taking Amway Asia Pacific private. As a private company, Amway Asia Pacific would have greater flexibility to invest in its future, realign the business relationship with Amway and other Amway affiliates and allow senior management of Amway and Amway Asia Pacific to focus on the long-term interests of Amway Asia Pacific without concern for the impact that any action might have on operating results or share price in the short-term. In addition, a going private transaction would minimize the impact of the legal, structural and tax issues and accounting concerns associated with the transactions previously considered as well as reduce costs through the elimination of public company status.

     Throughout 1998, senior executives of Amway Asia Pacific and Amway, along with their financial, legal, tax and accounting advisors worked on various aspects of a potential going private transaction focusing, in particular, on legal, structural, tax, accounting and other regulatory issues. During the second calendar quarter of 1998, representatives of Amway and Morgan Stanley & Co. Incorporated had discussions regarding the financing of the transaction. These earlier efforts did not result in any specific proposal or range of proposals being made to Amway Asia Pacific by or on behalf of the principal shareholders, Amway or any other controlled company. From August through October 1998, representatives of Amway on behalf of the principal shareholders and its legal and financial advisors began to have discussions with J.P. Morgan Securities Inc. regarding various financing options for a going private transaction. A decision was made not to proceed at that time.

     In July and August of 1999, senior executives of Amway and Morgan Stanley prepared a strategic and financial analysis of a proposed going private transaction as a part of a broad based realignment of entities controlled by the principal shareholders, including Amway, Amway Japan and Amway Asia Pacific. The proposed transaction was presented to the principal shareholders on August 11 and August 20. Following these meetings, the principal shareholders instructed senior executives of Amway to continue to analyze going private transactions involving Amway Japan and Amway Asia Pacific. In addition, Morgan Stanley and J.P. Morgan were retained following these meetings by the principal shareholders to advise them on, and to explore opportunities for, a potential transaction and financing alternatives for this transaction.

     On behalf of the principal shareholders, senior executives of Amway, Morgan Stanley, J.P. Morgan, Jones Day, Reavis & Pogue as legal advisors, and White & Case LLP as tax advisors, met in Chicago on September 2, 1999, to discuss various aspects of a potential transaction, including financing, structures, due diligence and other issues.

     On September 10, 1999, senior executives of Amway met with the independent members of the board of directors of Amway Asia Pacific to discuss a potential going private transaction. At this meeting, the participants discussed, among other things, the rationale for the transaction, the desirability of establishing a special committee of independent directors of Amway Asia Pacific to consider the transaction, the need for independent legal and financial advisors and other business issues.

     Senior executives of Amway and their legal and financial advisors, including Morgan Stanley, J.P. Morgan, Jones Day and White & Case, met in Tokyo the week of September 13, 1999 to conduct due diligence, to review a broad range of issues involved in a going private transaction, including legal, tax, accounting, regulatory and financing, and to discuss process issues. In addition, these representatives had telephone conferences with certain other senior executives of Amway Asia Pacific. Amway Asia Pacific's five-year financial projections were shared with the financial advisors at this time.

     The principal shareholders met on September 21, 1999, in Ada, Michigan to review the status of a potential transaction with their financial advisors. At this meeting, Morgan Stanley and J.P. Morgan reviewed preliminary financial and strategic conclusions. Based on a discounted cash flow analysis, a review of comparable companies and precedent transactions, and a trading analysis, Morgan Stanley and J.P. Morgan discussed with the principal shareholders and senior executives of Amway possible financial terms of a going private transaction. Following this meeting, the principal shareholders concluded that a going private transaction was the best way to enhance shareholder value and to implement the various changes believed necessary to effect a long term improvement in the operating results of Amway and all of its affiliates, including Amway Asia Pacific. As a result, the principal shareholders instructed senior executives of Amway and their advisors to continue working towards a potential going private transaction.

     On September 29, 1999, a representative of Amway and Eoghan McMillan, a director of Amway Asia Pacific and proposed chairman of the special committee (as described below), had a telephone conversation regarding the decision of the principal shareholders to proceed with the transactions and discussed with Mr. McMillan the retention of independent legal and financial advisers for the special committee. Following these discussions, Amway Asia Pacific and New AAP executed a confidentiality agreement related to the going private transaction.

     On October 2, 1999, the board of directors of Amway Asia Pacific formed the special committee, comprised of Eoghan M. McMillan, Jack C.K. So and John C.C. Chan, each an independent, non-employee member of the board of directors of Amway Asia Pacific. The special committee was formed for the purpose of evaluating the terms of any proposed going private transaction and was empowered to review, evaluate and, if deemed appropriate, negotiate on behalf of Amway Asia Pacific the terms of a possible transaction and to report its actions and conclusions to the board of directors. The special committee further was authorized to retain independent legal and financial advisors in connection with the performance of its mandate.

     During the week of October 4, 1999, Mr. McMillan contacted Goldman, Sachs & Co. and Cleary, Gottlieb, Steen & Hamilton to discuss retention of these firms by Amway Asia Pacific to assist the special committee in analyzing the proposed transaction. Goldman Sachs met with the special committee, Mr. McMillan and senior executives of Amway Asia Pacific during the week of October 11 to conduct financial due diligence.

     In September and October 1999, senior executives of Amway, in consultation with the principal shareholders' tax and legal advisors, addressed structural issues and the terms of the proposed loans to New AAP to fund a cash tender offer by New AAP to purchase all the outstanding shares of Amway Asia Pacific's common stock.

     On October 13, 1999, representatives of the principal shareholders delivered to Mr. McMillan a written proposal informing Amway Asia Pacific that the principal shareholders were interested in discussing a transaction to acquire all the publicly traded shares of Amway Asia Pacific. This written proposal indicated that the principal shareholders would propose to purchase the shares of Amway Asia Pacific common stock for $15.50 per share.

     On October 15, 1999, the special committee met with representatives of Goldman Sachs, Cleary and Conyers Dill & Pearman, Bermuda counsel to Amway Asia Pacific, to discuss their duties under applicable law with respect to the proposal and appropriate procedures for responding to it.

     On October 20, 1999, the special committee met, together with representatives of Goldman Sachs, Cleary and Conyers Dill. At this meeting, representatives of Goldman Sachs summarized the results of their due diligence review and presented certain preliminary analyses they had performed with respect to Amway Asia Pacific and the shares of Amway Asia Pacific common stock. Later the same day, a representative of Goldman Sachs communicated to a representative of Morgan Stanley that at that time and based on preliminary analysis, the special committee was continuing to review the proposal and were not prepared to provide a response to the proposal. Goldman Sachs reported to Morgan Stanley that the special committee wanted more time to consider the proposal in order, among other things, to allow Amway Asia Pacific to review with the special committee projections of Amway Asia Pacific's future financial results. Following the discussion with Goldman Sachs,

Morgan Stanley consulted with the representatives of the principal shareholders and their advisors and management of Amway Asia Pacific had discussions with Mr. McMillan and Goldman Sachs regarding the projections.

     On October 22, 1999, the special committee met by teleconference with representatives of Goldman Sachs and Cleary. Goldman Sachs reported on its conversation with Morgan Stanley and reviewed certain further preliminary analyses they had performed taking into account certain information received during conversations with the special committee and representatives of Amway.

     On October 27, 1999, advisers to the principal shareholders, senior executives of Amway, Jones Day and White & Case met in Washington, D.C. to address structural, tax, accounting and regulatory issues relating to the proposed transaction. Among the structural issues discussed during this meeting and in follow-up discussions was the desirability of a voting and shareholder agreement among the principal shareholders relating to the amalgamation of Amway Asia Pacific and New AAP.

     On October 27, 1999, the special committee met via teleconference, together with representatives of Goldman Sachs and Cleary. Goldman Sachs reviewed its preliminary valuation and financial analyses. After discussing these analyses, the special committee directed Goldman Sachs to inform the principal shareholders that the special committee would be prepared to consider a revised offer price of $18.00 per share.

     On October 28, 1999, representatives of Goldman Sachs delivered to representatives of Morgan Stanley the special committee's response to the proposal, indicating the special committee was initially willing to consider the proposal if the principal shareholders would consider a purchase price of $18.00 per share. Morgan Stanley consulted with representatives of the principal shareholders and their advisers in order to prepare a response to the special committee's reply.

     While negotiations regarding the offer price continued, the representatives of the principal shareholders and the special committee and their respective advisors negotiated and finalized the terms of the tender offer and amalgamation agreement.

     On November 11, 1999, the principal shareholders delivered to Mr. McMillan a written offer meeting the $18.00 per share price proposed by the special committee on October 28, 1999. The written offer was conditioned upon acceptance by the disinterested directors of the board of directors of Amway Japan of an offer proposal made to it by the principal shareholders on the same day.

     On November 12, 1999, the special committee met via teleconference to discuss the revised proposal, together with representatives of Goldman Sachs, Cleary and Conyers Dill. Based upon the financial and valuation analyses which Goldman Sachs had performed with respect to the proposal and previously presented to the special committee, Goldman Sachs expressed an oral opinion as of the date of the meeting that the $18.00 in cash proposed to be received by the public shareholders in the tender offer and the amalgamation or an alternative transaction pursuant to the amalgamation agreement, is fair from a financial point of view to the holders. See " -- Opinion of Financial Advisor to the Special Committee." Following discussion, the special committee then adopted a resolution stating that the special committee had determined that the tender offer and the amalgamation are fair to and in the best interests of the public shareholders, and further resolved to recommend to the board of directors that it approve the tender offer and amalgamation agreement and recommend that the public shareholders accept the tender offer and tender their shares in response to the offer. Goldman Sachs delivered its written opinion dated November 15, 1999 confirming its oral opinion.

     Immediately following the November 12, 1999 special committee meeting, the board of directors of Amway Asia Pacific (without the participation of Messrs. Richard M. DeVos, Jr., Douglas L. DeVos and Stephen A. Van Andel), held a meeting via teleconference, together with representatives of Goldman Sachs, Cleary and Conyers Dill. Mr. McMillan described the background of the written offer to the other disinterested directors and reported on the special committee's recommendation with regard to the written offer. Following this report, representatives of Cleary reviewed the terms of the tender offer and amalgamation agreement submitted with the written offer leading to the proposal, representatives of Conyers Dill reviewed the legal standards applicable to their deliberations under Bermuda law and representatives of Goldman Sachs presented the financial and valuation analyses which they had performed with respect to the written offer and informed the disinterested directors that it had given its oral fairness opinion to the special committee. The meeting of the board of directors was then adjourned and reconvened on November 15, 1999.

     At the reconvened meeting in Hong Kong on November 15, 1999 at 6:30 a.m. (Hong Kong time), after further discussion, the disinterested directors unanimously determined that the tender offer and amalgamation are fair to and, in the best interest, of the public shareholders, approved the tender offer and amalgamation agreement and resolved to recommend that the public shareholders accept the offer and tender their shares in response to the offer. See "-- Recommendation of the Special Committee and the Disinterested Directors and Reasons for the Recommendation" for a description of certain of the material factors considered by the disinterested directors in connection with their recommendation.

     On November 15, 1999, Amway Asia Pacific, New AAP and Apple Hold Co. entered into a tender offer and amalgamation agreement providing for the proposed cash tender offer, to be followed by the amalgamation or an alternative transaction in which public shareholders would receive $18.00 per share in cash.

     On November 18, 1999, New AAP commenced the tender offer. The purchase price for each share of common stock purchased in the offer was $18.00 in cash. The tender offer expired at 12:00 midnight, New York City time, on December 17, 1999.

     New AAP purchased in the tender offer an aggregate of 8,181,756 shares of common stock, including 1,128,580 shares from charitable foundations established by certain of the principal shareholders. Prior to the consummation of the tender offer, the principal shareholders, other than the charitable foundations that tendered their shares pursuant to the tender offer, contributed 46,814,950 shares to Apple Hold Co. As a result of the tender offer, the principal shareholders, as limited partners of Apple Hold Co. indirectly beneficially own 97.4% of the shares.

     The total amount of funds required to purchase all 8,181,756 shares and pay estimated related fees and expenses was approximately $168,900,000. All of those funds were borrowed from Morgan Guaranty Trust Company of New York, Tokyo Branch and other banks and financial institutions under an unsecured term loan credit agreement dated as of December 10, 1999 among New AAP, certain of New AAP's affiliates, Morgan Guaranty and other banks and financial institutions.

     The tender offer was the first step in the going private transaction by Amway Asia Pacific. The amalgamation is the second step. In order to approve the tender offer and amalgamation agreement, the holders of at least three-fourths of the shares represented at a meeting of shareholders of Amway Asia Pacific at which a majority of the outstanding shares are present in person or by proxy must vote in favor of the tender offer and amalgamation agreement. Because the principal shareholders, indirectly through Apple Hold Co., hold more than three-fourths of the outstanding shares of Amway Asia Pacific and Apple Hold Co. owns all of the shares of New AAP, approval of the tender offer and amalgamation agreement by the shareholders of Amway Asia Pacific and the sole shareholder of New AAP is assured.

     At a meeting on February 21, 2000, the board of directors of Amway Asia Pacific set the record date for the special general meeting of shareholders.

RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE DISINTERESTED DIRECTORS

     As described below, the special committee unanimously (1) determined that the tender offer and amalgamation are fair to, and in the best interests of, the public shareholders and (2) recommended to the disinterested directors that they approve the tender offer and amalgamation agreement.

     The disinterested directors have unanimously (1) determined that the tender offer and amalgamation are fair to, and in the best interests of, the public shareholders and (2) approved the tender offer and amalgamation agreement.

REASONS FOR THE RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE DISINTERESTED DIRECTORS

     The special committee considered the following material factors, among others, in connection with making its determinations and recommendations:

     - The opinion of Goldman Sachs, the independent financial advisor to the special committee, that, as of November 15, 1999, the purchase price in cash to be received by the public shareholders in the tender offer and the amalgamation or the compulsory purchase of the remaining shares pursuant to Section 103 of the Bermuda Companies Act of 1981 contemplated by the tender offer and amalgamation agreement is fair from a financial point of view to the holders and the financial and valuation analyses presented by Goldman Sachs to the special committee in connection with its opinion. The public shareholders are urged to read Goldman Sachs' opinion in its entirety, which is attached as Annex A to this proxy statement.

     - The then current and historical market prices for the shares and the fact that the $18.00 per share in cash represented a premium of approximately 53.2% over the per share closing price of the shares on November 12, 1999, the last trading day prior to the public announcement of execution of the tender offer and amalgamation agreement and approximately 67.2% over the average price of the shares over the 52-week period prior to November 12, 1999. The special committee also noted that $18.00 per share represents a multiple of 39.2x 1999 EBIT and 81.4x 1999 net income.

     - The relatively low trading volume of the shares and the fact that the public float for the shares prior to the tender offer consisted of only approximately 15% of the outstanding shares. The special committee considered the uncertainty, in the absence of the tender offer, that the public shareholders would have the opportunity in the foreseeable future to sell their shares in the open market for prices equal to or in excess of $18.00 per share.

     - The principal shareholders' stated unwillingness to sell their shares to a third party, as well as the commercial relationships between Amway Asia Pacific and Amway, factors effectively precluding a sale of control of Amway Asia Pacific or another transaction that might be more favorable to Amway Asia Pacific and the public shareholders. In view of these factors, the special committee and Goldman Sachs were not authorized to, and did not, solicit, nor did Amway Asia Pacific receive, third party indications of interest to acquire Amway Asia Pacific as a whole or any of its businesses, nor did they give any significant consideration to theoretical prices which a hypothetical third party purchaser might be willing to pay to acquire Amway Asia Pacific.

     - The commercial relationships between Amway Asia Pacific and Amway and the value to the principal shareholders of consummating the tender offer and the amalgamation, including greater flexibility to invest in Amway Asia Pacific, to realign Amway Asia Pacific's business relationship with Amway and to allow senior management of Amway and Amway Asia Pacific to focus on long-term interests without the short-term influence of the equity markets.

     - The recent and historical results of operations and financial condition and the business strategy and prospects of Amway Asia Pacific and recent and historical economic, political and other developments in the direct distribution industry and in the countries in which Amway Asia Pacific conducts its business. In particular, with respect to Amway Asia Pacific's business prospects, the special committee considered Amway Asia Pacific's potential for expansion into new and within existing markets, especially China, and the opportunities and risks associated with those markets. The special committee also considered the volatility of Amway Asia Pacific's financial results in recent periods related to its dependence on Asian regional markets.

     - The fact that consummation of the transaction will preclude the public shareholders from participating in any future growth of Amway Asia Pacific. In the view of the special committee, however, this loss of opportunity is adequately reflected in the purchase price of $18.00 per share.

     - The negotiations between the special committee and its representatives and the principal shareholders and their representatives, including that the negotiations that resulted in (1) an increase from the initial proposed price of $15.50 per share at which New AAP was prepared to acquire the shares, to $18.00 per share and (2) the special committee's belief, confirmed by Goldman Sachs in their discussions with

      Morgan Stanley, that the $18.00 per share price was the highest price that could likely be obtained from the principal shareholders under the circumstances.

     - The terms and conditions of the tender offer and amalgamation agreement and the structure of the transaction generally, including that (1) the transaction includes a first-step cash tender offer, enabling public shareholders who accepted the tender offer to liquidate their investment in Amway Asia Pacific without waiting for the amalgamation to be consummated, (2) public shareholders who did not tender their shares pursuant to the tender offer will receive in the amalgamation the same cash price per share paid by New AAP in the tender offer (unless they elect to exercise appraisal rights under Bermuda law), (3) the tender offer and the amalgamation are not subject to any significant conditions and in particular that there is no financing condition attached to either the tender offer or the amalgamation and (4) without the consent of the special committee, New AAP may not reduce the $18.00 per share in cash, impose additional conditions to the tender offer or amend or modify any other term of the tender offer in a manner adverse to the holders of the shares.

     - The availability of appraisal rights under Bermuda law pursuant to which public shareholders who did not accept the tender offer and properly dissent from the amalgamation may have the fair value of their shares judicially determined.

     In reaching their determinations referred to above, the disinterested directors considered the following factors, each of which, in the view of the disinterested directors, supported their determinations: (1) the recommendations of the special committee; (2) the factors referred to above considered by the special committee; and (3) the fact that the purchase price of $18.00 per share in cash and the terms and conditions of the tender offer and amalgamation agreement were the result of negotiations among the special committee and the principal shareholders and their respective advisors.

     The disinterested directors, including the members of the special committee, also believe that the tender offer and the amalgamation are procedurally fair because, among other things: (1) the special committee consisted of three independent directors who are not employees of Amway Asia Pacific or affiliated with the principal shareholders and were appointed by the directors to represent the interests of the public shareholders; (2) the special committee retained and received advice from independent legal counsel; and (3) the special committee retained an independent financial advisor, Goldman Sachs, and received financial advice and assistance from Goldman Sachs in evaluating and negotiating a potential transaction with New AAP, as well as an opinion from Goldman Sachs.

     The disinterested directors and the special committee recognized that neither the tender offer nor the amalgamation was structured to require the approval of a majority of the shareholders of Amway Asia Pacific, excluding the principal shareholders and that the principal shareholders currently have sufficient voting power to approve the amalgamation without the affirmative vote of any other shareholders of Amway Asia Pacific.

     The foregoing discussion of the information and factors considered by the special committee and the disinterested directors, respectively, is not meant to be exhaustive, but includes the material factors considered by each body in reaching its conclusions and recommendations. In view of the variety of factors considered in reaching their determinations, neither the special committee nor the disinterested directors found it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their respective conclusions and recommendations. In addition, individual members of each body may have given different weights to different factors.

     The opinions, views, beliefs and recommendations of the disinterested directors, including members of the special committee, and of their advisors and other individuals that made statements to them, do not purport to be the only possible views on the tender offer and the amalgamation and no one view is presented here as objectively correct. Except for the recommendation made by the disinterested directors, no person or entity, including the legal or financial advisors to the special committee, is making any recommendation to the public shareholders as to whether they should vote to approve the tender offer and amalgamation agreement. Although the disinterested directors have made a recommendation, the adequacy, fairness and acceptability of the tender offer is for each public shareholder to decide. Consequently, the disinterested directors strongly urge the public shareholders to consider all available information.

     The special committee was not asked to consider and did not consider any matters that may have arisen subsequent to November 12, 1999 in making its recommendation to the disinterested directors.

OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE

     Goldman Sachs acted as financial advisor to the special committee. On November 12, 1999, Goldman Sachs delivered to the special committee its oral opinion, subsequently confirmed in writing as of November 15, 1999, that as of those respective dates the purchase price of $18.00 per share in cash to be received by the public shareholders in the tender offer and the amalgamation or compulsory purchase of remaining shares under Section 103 of the Bermuda Companies Act of 1981 as contemplated by the tender offer and amalgamation agreement is fair from a financial point of view to the holders.

     THE FULL TEXT OF THE GOLDMAN SACHS OPINION, DATED AS OF NOVEMBER 15, 1999, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED AND MATTERS CONSIDERED IN, AND THE LIMITATIONS ON, THE REVIEW UNDERTAKEN IN CONNECTION WITH ITS OPINION, IS ATTACHED HERETO AS ANNEX A. The Goldman Sachs opinion was provided for the information and assistance of the special committee in connection with its consideration of the tender offer and the transactions contemplated by the tender offer and amalgamation agreement. It is does not constitute a recommendation to you as to whether or not you should vote in respect of the tender offer and amalgamation agreement and the amalgamation contemplated thereby. The summary of the Goldman Sachs opinion below is qualified by its full text. You should read the Goldman Sachs opinion in its entirety.

     In connection with its opinion, Goldman Sachs reviewed, among other things: the tender offer and amalgamation agreement; Annual Reports to Shareholders and Annual Reports on Form 20-F of Amway Asia Pacific for the five fiscal years ended August 31, 1998; certain interim reports to shareholders and Quarterly Reports on Form 6-K of Amway Asia Pacific; certain other communications from Amway Asia Pacific to its shareholders; and certain internal financial analyses and forecasts for Amway Asia Pacific prepared by its management. Goldman Sachs also held discussions with members of the senior management of Amway Asia Pacific regarding its past and current business operations, financial condition and future prospects. In addition, Goldman Sachs reviewed the reported price and trading activity for the shares, compared certain financial and stock market information for Amway Asia Pacific with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations and performed other studies and analyses as it considered appropriate.

     Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed accuracy and completeness for purposes of rendering its opinion. In that regard, Goldman Sachs assumed with the consent of the special committee that the internal financial forecasts prepared by the management of Amway Asia Pacific were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Amway Asia Pacific. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Amway Asia Pacific or any of its subsidiaries and Goldman Sachs was not furnished with any evaluation or appraisal. Goldman Sachs noted that the principal shareholders own a majority of the shares, and that the principal shareholders informed Goldman Sachs and the special committee that the principal shareholders would not sell their shares to any third party. Accordingly, Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with Amway Asia Pacific. Goldman Sachs' opinion, as well as its analyses summarized below, reflect only the financial data and other information that was available to Goldman Sachs as of November 15, 1999, and have not been updated to reflect any subsequent developments or data.

     The following is a summary of the material financial analyses used by Goldman Sachs in connection with providing its written opinion to the special committee. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the text accompanying each summary.

     Review of Summary Financial Information. Goldman Sachs reviewed certain historical financial information for Amway Asia Pacific for the years ended August 31, 1994 through 1999, and estimates prepared by Amway Asia Pacific's management, in conjunction with the SEC Reporting and Investor Relations Group of Amway, of Amway Asia Pacific's financial performance for the years ended August 31, 2000 through 2004.

     Historical Stock Price Performance. Goldman Sachs reviewed the historical closing stock prices and trading volume of the shares for the period December 15, 1993 (the date of Amway Asia Pacific's initial public offering) through October 29, 1999, and for the three-year, one-year and six-month periods ended October 29, 1999. Goldman Sachs observed that the closing stock prices for shares have declined gradually from a high of $49.50 on January 21, 1997 to an historic low of $7.125 on April 22, 1999. Over the one-year period ending October 29, 1999 the shares traded between a high of $14.375 on July 26, 1999 and a low of $7.125 on April 22, 1999. Goldman Sachs also reviewed the indexed stock price of the shares against a composite of two selected comparable public companies in Asia, a composite of six selected comparable public companies in the United States, and a composite of five selected comparable public companies in Japan.

     Future Trading Range Analysis. Assuming a range of forward price to earnings ratios (20-30x) in four years' time and Amway Asia Pacific's estimated 2004 earnings per share, Goldman Sachs calculated a range of potential future stock prices for Amway Asia Pacific in November 2003. Assuming required annual returns to equity investors of 10% to 14% (assuming 2% in annual dividend yield with the remainder consisting of annual share price appreciation), Goldman Sachs calculated the present value of these potential future stock prices. The analysis indicated a range of $8.40 to $14.57 per share. Goldman Sachs also observed that, if an investor were to invest in the shares today at $18.00 per share, and exited the investment in November 2003 at today's forward price to earnings ratio (25x on Amway Asia Pacific's estimated 2000 earnings per share) as applied to Amway Asia Pacific's current estimated 2004 earnings per share, the annual return to the investor would be approximately (0.1)% over the next four-year period. In addition, Goldman Sachs also observed that if an investor were to invest in the shares today at $18.00 per share, either Amway Asia Pacific's forward price earnings ratio or its estimated 2004 earnings per share at time of exit in November 2003 must be greater by approximately 60% than current levels for the investor to obtain an annual return of 12% (assuming 2% annual dividend yield) over the next four-year period.

     Historical Public Market Valuation Performance. Based on historical prices and reported EBIT and net debt, Goldman Sachs observed the market's valuation of Amway Asia Pacific, as defined by enterprise value as a multiple of last fiscal year EBIT, to have a mean of 14.8x over the last 5 years. Similarly, Goldman Sachs observed the historical equity multiple of International Broker Estimate System's projected one-year forward EPS to have a mean of 23.9x over the same period. Amway Asia Pacific's historical dividend yield reflected a mean of 3.4% over the same period.

     Transaction Premiums. Goldman Sachs observed that, based on the proposed price per share of Amway Asia Pacific common stock of $18.00, the following premiums were applicable as of November 10, 1999:

                          PERIOD                             TRANSACTION PREMIUM
                          ------                             -------------------
November 10 market price...................................          55.7%
52-Week Average............................................          67.2%
52-Week High...............................................          24.7%
52-Week Low................................................         152.6%
All-Time High..............................................         (63.6)%

     Goldman Sachs compared the premium over the November 10, 1999 closing price with premiums paid in selected tender offers in Japan, Asia and the United States, and selected minority buyouts in the United States (measured as premium over closing price one day prior to announcement). Mean premiums paid in recent Asia tender offers were 23.0% (median 18.2%) for transactions including Australia and New Zealand, which accounted for 75.6% of total Asia deals, and 8.6% (median 6.1%), excluding Australia and New Zealand. Premiums paid in recent Japanese transactions ranged from a high of 95.2% to a low of 3.3%, with a mean of 30.2% and a median of 18.5%. Mean premiums paid in recent United States tender offers and selected minority buyout transactions were 29.2% (median 33.5%) and 26.0% (median 21.4%), respectively. Additionally, in the case of minority buyout offers which were increased subsequent to the initial offer, the mean increase was 10.9% (median 8.5%).

     Discounted Cash Flow Analysis. Based on estimates provided by Amway Asia Pacific management, Goldman Sachs performed a discounted cash flow analysis for the years ended August 31, 2000 to 2004. Using a range of discount rates of 10% to 14%, based on an estimated cost of capital for Amway Asia Pacific, and a range of terminal multiples of 2004 EBIT of 10x to 20x, Goldman Sachs calculated a range of net present values of estimated future cash flows of Amway Asia Pacific as of November 30, 1999. Based on these parameters, Goldman Sachs calculated the enterprise value of Amway Asia Pacific to range from $368 million to $806 million and its equity value per share to range from $8.36 to $16.12.

     Comparison of Selected Companies. Goldman Sachs reviewed and compared certain financial information relating to Amway Asia Pacific to corresponding financial information, ratios and public market multiples of the fifteen comparable public companies (eight in the United States, two in Asia and five in Japan): Amway Japan Limited, Avon Products, Inc., Nu Skin Enterprises, Inc., Tupperware Corporation, Thomas Nelson, Inc., Herbalife International, Inc., Rexall Sundown, Inc., Nature's Sunshine Products, Inc., USANA, Inc., Cosway Corporation Berhad, Amway (Malaysia) Holdings Berhad, Avon Products Co., Ivy Cosmetics Corporation, Noevir and Shaklee Japan. Among other analyses, for each of the comparison companies, Goldman Sachs calculated the ratio of their enterprise value as of November 10, 1999 to their respective revenues, EBITDA and EBIT during the most recent 12-month period and the ratios of their stock prices as of November 10, 1999 to projected earnings per share for years 2000 and 2001. Results of those analyses are summarized as follows:

                           ENTERPRISE VALUE MULTIPLES

                                                              REVENUES    EBITDA    EBIT
                                                              --------    ------    ----
Amway Asia Pacific..........................................    1.1x       13.9x    20.7x
U.S. Comparables:
  Low.......................................................    0.2x        1.8x     2.3x
  High......................................................    1.5        11.3     12.7
  Mean......................................................    0.8         5.6      7.1
  Median....................................................    0.8         5.6      6.5
Asia Comparables:
  Low.......................................................    1.1x       14.3x    21.0x
  High......................................................    2.9        20.7     21.6
  Mean......................................................    2.0        17.5     21.3
  Median....................................................    2.0        17.5     21.3
Japan Comparables:
  Low.......................................................    0.5x        3.0x     3.6x
  High......................................................    1.5        11.5     26.4
  Mean......................................................    0.8         8.1     13.0
  Median....................................................    0.7        10.1     10.7

                                 P/E MULTIPLES*

                                                              2000E    2001E
                                                              -----    -----
Amway Asia Pacific:.........................................  46.3x    17.8x
U.S. Comparables:
  Low.......................................................   6.5x     1.5x
  High......................................................  15.5     12.6
  Mean......................................................  10.1      7.7
  Median....................................................  10.1      8.2

                                                              2000E    2001E
                                                              -----    -----
Asia Comparables:
  Low.......................................................  19.2x    15.9x
  High......................................................  19.2     15.9
  Mean......................................................  19.2     15.9
  Median....................................................  19.2     15.9
Japan Comparables:
  Low.......................................................   8.7x    15.3x
  High......................................................  32.5     15.3
  Mean......................................................  23.4     15.3
  Median....................................................  29.1     15.3

---------------

* Fiscal year-end except for United States companies, for which data has been calendarized.

     Goldman Sachs' comparative analysis also included a comparison of International Broker Estimate System's estimated five-year earnings per share rates, and comparisons of historical annual sales growth, EBIT margins for the most recent 12-month period and return on common equity. The results of the analyses are summarized as follows:

     - The International Broker Estimate System's estimated five-year projected earnings per share growth for the comparison companies ranged from 2.0% to 20.0%, with a median of 13.3% and mean of 11.5%, compared to 17.5% for Amway Asia Pacific.

     - Historical annual sales growth for the comparison companies ranged from (4.8)% to 99.3%, with a mean of 18.3% and median 9.4%, compared to (3.9)% for Amway Asia Pacific.

     - EBIT margins for the comparison companies ranged from 1.8% to 17.5%, with a mean of 11.0% and a median of 11.9%, compared to 5.2% for Amway Asia Pacific, down from a peak of 18.8% in 1993.

     - Return on common equity for the comparison companies ranged from (0.3)% to 55.6%, with a mean of 19.1% and median of 17.8%, compared to 8.5% for Amway Asia Pacific.

     Comparison of Selected Transactions. Goldman Sachs reviewed certain publicly available information relating to three selected transactions in the direct sales industry from 1992 to 1999. The premiums over the market price (one day prior to announcement) in the transactions were 39%, 28% and 19.1%, respectively, compared to 55.7% for Amway Asia Pacific (premium over November 10, 1999 closing price). Ratio of offer price to the 52-week high ranged from
(41)% to (0)% and to 52-week low from 127% to 60%, compared to 24.7% and 152.6% for Amway Asia Pacific. Enterprise value as a multiple of last 12-month sales, EBIT and net income for each transaction, and comparable figures for Amway Asia Pacific, are as follows:

                                                                                                AMWAY
                                          TRANSACTION A    TRANSACTION B    TRANSACTION C    ASIA PACIFIC
                                          -------------    -------------    -------------    ------------
EV Multiple of Sales....................       0.2x             1.2x             1.1x             2.1x
EV Multiple of EBIT.....................       5.0              9.6             12.9             39.2
EV Multiple of Net Income...............      10.7             15.8             24.7             81.4

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Goldman Sachs opinion. In arriving at its fairness determination, Goldman Sachs considered the results of each of these analyses in their totality and did not attribute any particular weight to any analysis or factor considered by it; rather Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment, after considering the results of all these analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Amway Asia Pacific, the tender offer by New AAP or the amalgamation. The analyses were prepared solely for the purpose of Goldman Sachs' providing its opinion to the special committee as to the fairness from a financial point of view of the purchase price of $18.00 per share in cash to be received by the public shareholders in the tender offer and the amalgamation as contemplated by the tender offer and amalgamation agreement and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Because the analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their advisors, neither the special committee nor Goldman Sachs assumes responsibility if future results are different from those forecast. Goldman Sachs was not asked to consider and has not independently considered, any developments that have occurred, or any financial data or other information that have become available, since November 15, 1999.

     As described above, Goldman Sachs' opinion to the special committee was one of many factors taken into consideration by the special committee in making its determination to recommend the approval of the tender offer and amalgamation agreement and by the disinterested directors in their determination to approve the tender offer and amalgamation agreement. This summary is not a complete description of the analysis performed by Goldman Sachs. You should read the entire opinion of Goldman Sachs in Annex A.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

     Goldman Sachs may from time to time effect transactions and hold securities, including derivative securities, of Amway Asia Pacific for its own account and for the accounts of its customers in the course of its normal trading activity. As of November 11, 1999, which was the last trading day prior to the rendering of its opinion, Goldman Sachs did not hold any positions in the securities.

     Pursuant to a letter agreement dated October 8, 1999, the special committee engaged Goldman Sachs to act as its financial advisor. Pursuant to the letter agreement, Amway Asia Pacific agreed to pay Goldman Sachs a fee totaling $2,000,000 for its opinion and role as financial advisor to the special committee, upon delivery of its opinion. In addition, Amway Asia Pacific has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including the fees and expenses of Goldman Sachs' attorneys, and to indemnify Goldman Sachs and certain related persons against various liabilities, including certain liabilities under the United States federal securities laws, arising out of its engagement.

POSITION OF NEW AAP, APPLE HOLD CO. AND MESSRS. VAN ANDEL AND DEVOS REGARDING FAIRNESS OF THE AMALGAMATION

     Each of New AAP, Apple Hold Co. and Messrs. Stephen A. Van Andel and Richard M. DeVos, Jr. believe that the consideration to be received by the public shareholders pursuant to the amalgamation is fair. New AAP, Apple Hold Co. and Messrs. Van Andel and DeVos base this belief on the following facts: (i) the fact that the special committee concluded that the amalgamation is fair to, and in the best interests of, the public shareholders, (ii) notwithstanding the fact that Goldman Sachs' opinion was provided solely for the information and assistance of the special committee and that New AAP and Apple Hold Co. are not entitled to rely on the opinion, the fact that the special committee received an opinion from Goldman Sachs the date prior to the announcement of the tender offer that the $18.00 per share in cash received by the holders of shares pursuant to the tender offer and in the amalgamation or compulsory purchase was fair to the public shareholders, (iii) the historical and projected financial performance of Amway Asia Pacific, (iv) New AAP's and Apple Hold Co.'s assessment of future economic conditions in the Asia-Pacific region, (v) the consideration that was paid in the tender offer and to be paid in the amalgamation represents a premium of 53.2% over the closing price for November 12, 1999, the last full trading day prior to public announcement of the tender offer, and (vi) the amalgamation will provide consideration to be paid to the holders of shares entirely in cash.

     In addition, New AAP, Apple Hold Co. and Messrs. Van Andel and DeVos believe that the amalgamation is procedurally fair because, among other things:
(1) the special committee consisted of three independent directors who are not employees of Amway Asia Pacific or affiliated with the principal shareholders and were appointed by the directors to represent the interests of the public shareholders; (2) the special committee retained and received advice from independent legal counsel; and (3) the special committee retained an independent financial advisor, Goldman Sachs, and received financial advice and assistance from Goldman Sachs in evaluating and negotiating a potential transaction with New AAP, as well as an opinion from Goldman Sachs.

     New AAP, Apple Hold Co. and Messrs. Van Andel and DeVos did not find it practicable to assign, nor did it assign, relative weights to the individual factors considered in reaching these conclusions as to fairness of the amalgamation.

FINANCIAL ADVISORS TO PURCHASERS

     When used in the " - Morgan Stanley" and " - J.P. Morgan" sections, the term "purchasers" means collectively New AAP, Apple Hold Co. and Messrs. Van Andel and DeVos.

     Morgan Stanley. Pursuant to an engagement letter dated September 1, 1999, Morgan Stanley was engaged as financial advisor to the purchasers in connection with the cash tender offer and the amalgamation for the outstanding public shares of Amway Asia Pacific by New AAP. At a meeting on September 21, 1999, Morgan Stanley made a presentation to the purchasers regarding certain issues surrounding the transactions. The purpose of the presentation was to provide guidance on the process for the cash tender offer and the amalgamation and to provide financial advice on the equity valuation of Amway Asia Pacific but not on the fairness of the consideration that might be offered for shares of Amway Asia Pacific. For the purposes of the presentation, Morgan Stanley:

     - reviewed certain publicly available financial statements and other information of Amway Asia Pacific;

     - reviewed certain internal financial statements and other financial and operating data concerning Amway Asia Pacific prepared by the management of Amway Asia Pacific;

     - analyzed certain financial projections prepared by the management of Amway Asia Pacific;

     - discussed the past and current operations and financial condition and the prospects of Amway Asia Pacific with senior executives of Amway Asia Pacific;

     - reviewed the reported prices and trading activity for the common stock of Amway Asia Pacific;

     - compared the financial performance of Amway Asia Pacific and the prices and trading activity of the common stock with that of certain other comparable publicly-traded companies and their securities; and

     - reviewed other transactions (mostly in the United States) in which a majority shareholder acquired all of the outstanding minority shares.

     Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by Morgan Stanley. With respect to the financial projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Amway Asia Pacific. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Amway Asia Pacific. Its analysis was necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, September 20, 1999.

     Based on financial analysis including comparable company analysis, discounted cash flow analysis and analysis of precedent transactions, it discussed a per share offer of $15.00 for Amway Asia Pacific.

     The preparation of the presentation was a complex process and is not necessarily susceptible to a partial analysis or summary description. In its presentation, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor. Furthermore, Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its presentation. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Amway Asia Pacific.

     In performing its analyses, Morgan Stanley made numerous assumptions with respect to the industry performance, general business and economic conditions and other matters, many of which are beyond the control of Amway Asia Pacific. Any estimates contained in Morgan Stanley's analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than suggested by the estimates. The analyses do not purport to be appraisals or to reflect the prices at which Amway Asia Pacific might actually trade in a public market or in a private sale or merger transaction.

     Morgan Stanley provided advice to the purchasers during negotiations; however, Morgan Stanley did not recommend any specific consideration to Amway Asia Pacific or that any specific consideration constituted the only appropriate consideration for the transaction. In addition, as described above, Morgan Stanley's presentation to the purchasers was one of the many factors taken into consideration by the purchasers in making their decision to proceed with the transaction. The presentation did not contain and Morgan Stanley did not deliver any opinion relating to the fairness of the consideration offered for the shares of Amway Asia Pacific.

     Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of the purchasers with respect to the value of Amway Asia Pacific or the fairness of the consideration offered. The purchase price for all of the outstanding publicly traded shares of Amway Asia Pacific was determined through arm's-length negotiations between the purchasers and Amway Asia Pacific and was approved by the disinterested directors of Amway Asia Pacific's board of directors.

     The purchasers engaged Morgan Stanley to advise them on strategic alternatives and to provide Morgan Stanley's advice because of its experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwriting, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuation for estate, corporate and other purposes.

     Pursuant to the engagement letter, Morgan Stanley provided financial advisory services in connection with the transaction, and the purchasers agreed to pay Morgan Stanley a customary fee in connection therewith. The purchasers also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, the purchasers agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees, and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws related to or arising out of Morgan Stanley's engagement and any related transactions.

     J.P. Morgan. Pursuant to an engagement letter dated September 1, 1999, J.P. Morgan was also engaged as a financial advisor to the purchasers in connection with the cash tender offer for the outstanding public shares of Amway Asia Pacific. At a meeting on September 21, 1999, J.P. Morgan made a presentation to the purchasers regarding certain issues surrounding the transaction. The purpose of the presentation was to provide guidance on the process for the cash tender offer and the amalgamation and to discuss certain ranges of possible values for the equity valuation of Amway Asia Pacific. The presentation's purpose was not to discuss and it did not discuss the fairness of the consideration that might be offered for the shares of Amway Asia Pacific.

     For the purposes of the presentation, J.P. Morgan:

     - Reviewed certain publicly available financial statements and information concerning the business of Amway Asia Pacific and of certain other companies engaged in businesses comparable to Amway Asia Pacific;

     - Reviewed certain internal analyses and forecasts concerning Amway Asia Pacific prepared by the management of Amway Asia Pacific;

     - Reviewed the stock price performance and trading activity for the common stock of Amway Asia Pacific;

     - Reviewed publicly available terms of certain transactions involving companies in which a majority shareholder acquired all of the outstanding minority shares; and

     - Held discussions with senior executives of Amway Asia Pacific with respect to the past and current business operations of Amway Asia Pacific, the financial condition and future prospects and operations of Amway Asia Pacific, and certain other matters they believed necessary or appropriate.

     J.P. Morgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to J.P. Morgan by Amway Asia Pacific or the purchasers or otherwise reviewed by J.P. Morgan, and does not assume any responsibility or liability therefor. J.P. Morgan did not conduct any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to J.P. Morgan. In relying on financial analyses and forecasts provided to J.P. Morgan, J.P. Morgan assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Amway Asia Pacific to which such analyses or forecasts relate. J.P. Morgan's analysis was necessarily based on economic, market and other conditions in effect on, and the information made available to, J.P. Morgan as of September 20, 1999.

     The preparation of the presentation was a complex process and is not necessarily susceptible to a partial analysis or summary description. In its discussions, J.P. Morgan considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor. Furthermore, J.P. Morgan believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its presentation. In addition, J.P. Morgan may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less than other assumptions, so that the discussions of the ranges of valuations resulting from any particular analysis described above should not be taken to represent J.P. Morgan's views of the actual equity values of Amway Asia Pacific.

     In performing its analyses, J.P. Morgan made numerous assumptions with respect to the industry performance, general business and economic conditions and other matters, many of which are beyond the control of Amway Asia Pacific. Any estimates contained in J.P. Morgan's analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than suggested by such estimates. The analyses do not purport to be appraisals or to reflect the prices at which Amway Asia Pacific might actually trade in a public market or in a private sale or merger transaction.

     J.P. Morgan did not provide advice to the purchasers in the negotiations with Amway Asia Pacific and its advisors. Hence, the analyses performed by J.P. Morgan as described above should not be viewed as determinative of the opinion of the purchasers with respect to the value of Amway Asia Pacific or the fairness of the consideration offered. The purchase price for all of the outstanding publicly traded shares of Amway Asia Pacific was determined through arm's length negotiations and was approved by Amway Asia Pacific's disinterested directors. The presentation did not contain and J.P. Morgan did not render any opinion relating to the fairness of the consideration to be offered for the shares of Amway Asia Pacific.

     The purchasers engaged J.P. Morgan to advise them on strategic alternatives and to provide J.P. Morgan's advice because of its experience and expertise. J.P. Morgan is an internationally renowned investment banking and advisory firm. J.P. Morgan, as part of its investment banking business, is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwriting, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     In the ordinary course of their businesses, J.P. Morgan's affiliates may actively trade the debt and equity securities of Amway Asia Pacific for its own account or for the accounts of customers and, accordingly, J.P. Morgan may at any time hold long or short positions in the securities.

     Pursuant to the engagement letter with the purchasers, J.P. Morgan provided financial advisory services in connection with the transaction, and the purchasers agreed to pay J.P. Morgan a customary fee in connection therewith. Morgan Guaranty Trust Company of New York, acting through its Tokyo branch, an affiliate of J.P. Morgan, provided New AAP with financing for the purchase of the shares of Amway Asia Pacific. Morgan Guaranty also received customary fees in connection for its services as defined by a separate agreement between Morgan Guaranty and New AAP. The purchasers also agreed to reimburse J.P. Morgan for its expenses incurred in performing its services. In addition, the purchasers agreed to indemnify J.P. Morgan and its affiliates, their respective directors, officers, agents and employees against certain liabilities and expenses, including certain liabilities under the federal securities laws related to or arising out of J.P. Morgan's engagement and any related transactions.

CERTAIN PROJECTIONS

     The following is a summary of Amway Asia Pacific financial projections provided to financial advisors:

  Key Assumptions

     - The projections were updated in October 1999 to reflect any changes in the outlook for each region in light of fourth quarter FY1999 results;

     - FY 2000 figures have been produced on a bottom-up, product-by-product, cost item-by-cost item basis by local management of each affiliate according to the annual budgeting process;

     - FY2001-FY2004 figures for each affiliate have been produced in the ordinary course of business. FY2000 plan is extrapolated, using year-on-year net sales growth and margin ratios as key drivers. Foreign exchange rates and effective tax rates are assumed constant post FY2000. The projections are prepared based on extensive consultations with each local management as to their operating environments, as well as reflecting historical experience in other affiliates worldwide;

     - FY2000-FY2004 figures (in US$ terms) assume a steady recovery from the 1998 -- 1999 economic downturn with no fundamental changes in distributor base, product line, cost structure, regulatory environment;

             - Australia: 8% recovery in net sales in 2000, steady growth thereafter (2.2% CAGR), regaining pre-decline 1998 levels in 2004. EBIT margin erodes to 7.6% in 2003 but recovers to 8.8% in 2004.

             - New Zealand: 7% recovery in net sales in 2000, steady growth thereafter (5.0% CAGR) but still 20% down on pre-decline 1997 levels in 2004. EBIT margin increases from 0.6% in 2000 to 2.7% in 2004.

             - Malaysia: 8% recovery in net sales in 2000, steady growth thereafter (5.0% CAGR) but still 19% down on pre-decline 1997 levels in 2004. EBIT margin declines slightly from 13.6% in 2000 to 13.0% in 2004.

             - Thailand: 12% recovery in net sales in 2000, steady growth thereafter (6.9% CAGR) but still 28% down on pre-decline 1997 levels in 2004. EBIT margin increases slightly from 6.8% in 2000 to 7.9% in 2004.

             - Hong Kong: 10% recovery in net sales in 2000, steady growth thereafter (6.0% CAGR), regaining pre-decline 1997 levels in 2004. EBIT margin improves from -2.0% in 2000 to 1.5% in 2004.

             - Taiwan: continuing decline in net sales in 2000, flat in 2001.
               Steady recovery thereafter (4.5% CAGR) but still down 21% on pre-decline 1997 levels in 2004. EBIT margin kept largely constant around 5.5%.

             - China: 115% recovery in net sales in 2000, steady recovery thereafter (12.5% CAGR). Pre-decline 1997 levels only regained in 2004. EBIT margin declines from 7.3% in 2000 to 6.5% in 2004.

     - No significant capital expenditures are assumed beyond China and recurring maintenance items. Working capital requirement largely flat.

Exchange Rate Assumptions

                                                         FY97      FY98      FY99     FY2000-04
                                                        ------    ------    ------    ---------
Australian Dollar.....................................   1.293     1.519     1.575      1.493
New Zealand Dollar....................................   1.452     1.751     1.882      1.818
Malaysian Ringgit.....................................   2.531     3.714     3.800      3.800
Thai Baht.............................................  26.463    41.317    37.360     38.000
China Renminbi........................................   8.296     8.281     8.278      8.300
Hong Kong Dollar......................................   7.739     7.743     7.751      7.800
Taiwan Dollar.........................................  27.652    32.391    32.655     33.300

---------------

* Source: Amway Asia Pacific Ltd.

                  AMWAY ASIA PACIFIC HISTORICAL AND PROJECTED
                       INCOME STATEMENT (US$ IN MILLIONS)

                                                                   AUGUST 31,                                       2000-
                                  ----------------------------------------------------------------------------      2004
                                  1997A     1998A     1999A     2000E     2001E     2002E     2003E     2004E       CAGR
                                  ------    ------    ------    ------    ------    ------    ------    ------    ---------
Net Sales Australia.............   121.8     124.2     107.4     115.6     119.1     119.1     122.5     126.0       2.2%
  New Zealand...................    29.3      22.7      17.9      19.2      20.8      21.6      22.5      23.4       5.0%
  China.........................   178.0      68.3      55.5     120.0     138.0     151.8     167.0     192.0      12.5%
  Taiwan........................   164.8     141.9     122.6     114.1     114.1     118.1     124.0     130.2       3.4%
  Hong Kong.....................    34.4      31.4      25.5      28.0      29.4      30.8      33.0      35.3       6.0%
  Malaysia......................   135.2      94.7      83.5      90.0      94.5      99.2     104.2     109.4       5.0%
  Thailand......................   181.6     104.3      89.2     100.0     110.0     115.5     121.3     130.4       6.9%
                                  ------    ------    ------    ------    ------    ------    ------    ------      ----
Net Sales.......................   845.2     587.6     501.5     586.9     625.8     656.2     694.5     746.6       6.2%
Total Cost of Sales.............  (313.3)   (257.2)   (216.5)   (251.0)   (265.4)   (277.6)   (293.0)   (313.7)      5.7%
                                  ------    ------    ------    ------    ------    ------    ------    ------      ----
Gross Profit....................   531.9     330.4     285.0     336.0     360.4     378.6     401.4     432.9       6.5%
Total Operating Expenses........  (383.3)   (305.1)   (258.7)   (293.5)   (311.8)   (331.2)   (352.5)   (376.9)      6.5%
                                  ------    ------    ------    ------    ------    ------    ------    ------      ----
EBIT............................   148.6      25.3      26.3      42.5      48.6      47.4      48.9      56.1       7.2%
  Other Income -- Net...........    24.9      11.0       7.4       3.8       3.5       5.4       5.3       5.6
  Interest Expense..............    (0.2)     (1.3)     (0.9)     (0.8)      0.0       0.0       0.0       0.0
  Income Before MI & Taxes......   173.3      35.0      32.8      45.5      52.1      52.8      54.2      61.6       7.9%
                                  ------    ------    ------    ------    ------    ------    ------    ------      ----
  Income Taxes..................   (54.9)    (23.5)    (13.3)    (14.7)    (15.3)    (15.8)    (16.8)    (18.9)
  Minority Interest.............   (14.3)    (10.0)     (7.1)     (4.8)     (5.0)     (5.1)     (5.2)     (5.4)
  Net Income....................   104.0       1.5      12.5      26.1      31.8      31.8      32.2      37.3       9.3%
                                  ======    ======    ======    ======    ======    ======    ======    ======      ====
Depreciation....................    13.0      13.5      12.8      13.3      14.5      16.9      17.9      20.0
Decrease in Working Capital.....    25.9      (6.8)      6.5      13.0      11.7      14.9      16.6      13.6
Capital Expenditures............   (27.8)    (33.1)    (13.0)    (15.6)    (20.0)    (16.5)    (16.9)    (15.8)
Net Sales Growth................             (30.5)%   (14.6)%    17.0%      6.6%      4.8%      5.8%      7.5%
Gross Margin....................    62.9%     56.2%     56.8%     57.2%     57.6%     57.7%     57.8%     58.0%
EBIT Margin.....................    17.6%      4.3%      5.2%      7.2%      7.8%      7.2%      7.0%      7.5%
Depreciation / Sales............     1.5%      2.3%      2.5%      2.3%      2.3%      2.6%      2.6%      2.7%
Capital
  Expenditures / Depreciation...     2.1x      2.5x      1.0x      1.2x      1.4x      1.0x      0.9x      0.8x

APPROVAL OF SHAREHOLDERS

     The tender offer and amalgamation agreement must be approved by the holders of at least three-fourths of the shares of common stock represented at a meeting of shareholders of Amway Asia Pacific at which a majority of the outstanding shares of common stock are present in person or by proxy. Because the principal shareholders, indirectly through Apple Hold Co., beneficially own 97.4% of the outstanding shares of Amway Asia Pacific and because Apple Hold Co. owns all of the outstanding shares of New AAP, approval of the tender offer and amalgamation agreement is assured.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     General. The following discussion addresses the United States federal income taxation of public shareholders who are United States persons (i.e., United States citizens or residents, United States corporations, United States estates or trusts subject to United States tax on all of their income regardless of source) who have shares converted pursuant to the amalgamation. The following discussion does not address the tax consequences to a person who holds, directly or indirectly, 10% or more of the shares. Non-United States persons should generally have no United States tax consequences as a result of the conversion of shares into cash. Non-United States persons and 10% shareholders are urged to consult their own tax advisors regarding the tax considerations incident to a sale of shares pursuant to the tender offer and amalgamation agreement.

     In addition, this summary does not address the United States tax treatment of certain types of United States public shareholders (e.g., individual retirement and other tax-deferred accounts, life insurance companies and tax-exempt organizations) or of persons other than United States public shareholders, all of whom may be subject to tax rules that differ significantly from those summarized below.

     The discussion below, as it relates to United States federal income tax consequences, is based upon the provisions of the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions thereunder as of the date of this proxy statement, and these authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. Each United States public shareholder is advised to consult his or her own tax advisor with respect to federal, state, local and foreign tax law consequences of the conversion of shares pursuant to the tender offer and amalgamation agreement.

     The conversion of shares into cash pursuant to the tender offer and amalgamation agreement will generally be taxable transactions to United States public shareholders for federal income tax purposes under the Internal Revenue Code, and may also be taxable transactions under applicable state, local and foreign tax laws.

     Tax Treatment of Proceeds from Conversion. The conversion of shares into cash pursuant to the tender offer and amalgamation agreement or to the exercise of appraisal rights by a United States public shareholder will be accorded sale or exchange treatment for federal income tax purposes and gain or loss (rather than dividend income) will be recognized by a tendering United States public shareholder. Any gain or loss recognized will be equal to the difference between the amount of cash received in the exchange and the United States public shareholder's adjusted tax basis in the shares purchased. Provided that the shares constitute a capital asset in the hands of the United States public shareholder and have a holding period of more than one year, this gain or loss generally will be long-term capital gain or loss.

     Backup Withholding. Under United States federal income tax backup withholding rules, 31% of the gross proceeds payable to a public shareholder pursuant to the tender offer and amalgamation agreement must be withheld and remitted to the United States Treasury if the holder or other payee does not provide its taxpayer identification number, employer identification number or social security number to the paying agent and certify that the number is correct, or if the Internal Revenue Service notifies the paying agent that the identification number is incorrect or that backup withholding should be imposed with respect to a particular holder. Certain holders (including, among others, all corporations and certain non-resident alien individuals) are not subject to these backup withholding and reporting requirements.

     Transmittal. In order for a foreign individual to qualify as an exempt recipient, that individual must submit a statement, signed under penalties of perjury, attesting to that individual's exempt status. These statements may be obtained from the paying agent.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH PERSON IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE AMALGAMATION, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

                        MARKET AND DIVIDEND INFORMATION

     The principal market for the shares of common stock is the New York Stock Exchange, these shares having been traded since December 14, 1993. The common stock is also listed on the Australian Stock Exchange Limited, these shares having been listed on the ASX since December 23, 1993. The high and low sales prices of

Amway Asia Pacific's shares of common stock on the NYSE and the ASX during each fiscal quarterly period shown is set forth in the following tables. Amway Asia Pacific's fiscal year ends August 31 in each year.

                                                                    NYSE
                                                                -------------
                                                                HIGH      LOW
                                                                ----      ---
FY 1998
          First Quarter.....................................    $34       $19 1/2
          Second Quarter....................................     22 15/16  15 3/4
          Third Quarter.....................................      2 11/16  12 15/16
          Fourth Quarter....................................     16 1/2     9 3/6
FY 1999
          First Quarter.....................................    $13 3/16  $ 8 1/4
          Second Quarter....................................     13 1/2     7
          Third Quarter.....................................     14 1/2     6 7/8
          Fourth Quarter....................................     14 15/16   9 15/16
FY 2000
          First Quarter (through November 12, 1999, the last
             full trading day before public announcement of
             the tender offer...............................    $13 3/8   $10 7/8
          First Quarter (after November 12, 1999)...........     18        17
          Second Quarter....................................     18        17 3/16
          Third Quarter (through March 27, 2000)............     17 7/8    17 5/16

     On November 12, 1999, the last full trading day prior to the public announcement of the tender offer, the closing sales price of the common stock as reported on the NYSE was $11.75. On December 16, 1999, the last full day of trading prior to the expiration of the tender offer, the closing sales price of the common stock on the NYSE was $17.94. On March 27, 2000, a recent practicable date prior to the date of this proxy statement, the closing sales price of the common stock as reported on the NYSE was $17.75.

                                                                      ASX
                                                              --------------------
                                                                HIGH        LOW
                                                                ----        ---
FY 1998
          First Quarter...................................    AU$46.50    AU$36.50
          Second Quarter..................................       36.00       26.00
          Third Quarter...................................       32.51       23.00
          Fourth Quarter..................................       28.50       19.50
FY 1999
          First Quarter...................................    AU$21.00    AU$14.50
          Second Quarter..................................       21.00       12.00
          Third Quarter...................................       20.80       11.80
          Fourth Quarter..................................       24.00       15.90
FY 2000
          First Quarter (through November 15, 1999, the
            last full trading day before public
            announcement of the tender offer).............    AU$18.50    AU$17.00
          First Quarter (after November 15, 1999).........       30.00       21.30
          Second Quarter..................................       27.30       25.60
          Third Quarter (through March 24, 2000)..........       27.50       26.10

     On November 15, 1999, the last full day of trading prior to the public announcement of the tender offer, the closing sales price of the common stock as reported on the ASX was AU$17.50. On December 16, 1999, the last full day of trading prior to the expiration of the tender offer, the closing sales price of the common stock as reported on the ASX was AU$26.60. On March 24, 2000, a recent practicable date prior to the date of this proxy statement, the closing sales price of the common stock as reported on the ASX was AU$27.20. Holders of common stock are urged to obtain a current market quotation for the common stock.

     Amway Asia Pacific's board of directors suspended Amway Asia Pacific's quarterly dividend on October 14, 1998, because of adverse economic conditions in Amway Asia Pacific's markets at that time, declining profitability and uncertainty as to whether either of these two factors would improve. For the fiscal year ended August 31, 1998, Amway Asia Pacific paid dividends to its shareholders in the amount of $0.88 per share. The Amway Asia Pacific board of directors has regularly reviewed Amway Asia Pacific's ability to pay a quarterly dividend and based on the continuation of weak profitability and the need to use cash flow in China has not reinstated the dividend. Amway Asia Pacific has no plans to pay dividends prior to the consummation of the amalgamation. Further, after the amalgamation, Amway Asia Pacific, as the amalgamated company, will be subject to the terms of a credit agreement that, among other things, will indirectly restrict its ability to pay dividends through financial covenants.

                             FINANCIAL INFORMATION

     For financial information regarding Amway Asia Pacific, please refer to Amway Asia Pacific's Annual Report on Form 20-F for the fiscal year ended August 31, 1999 which is incorporated herein by reference.

     The ratio of earnings to fixed charges of Amway Asia Pacific was 12.3 and
10.5 for the fiscal years ended August 31, 1999 and 1998, respectively. This ratio was computed by dividing income before income taxes and minority interest plus fixed charges by the fixed charges. Fixed charges consist of interest expense and that portion of operating lease rental expense that is representative of the interest factor. The book value per share of Amway Asia Pacific as of August 31, 1999 was $3.44, which was computed by dividing shareholders' equity by the number of shares of common stock outstanding at the balance sheet date.

                                 THE COMPANIES

AMWAY ASIA PACIFIC

     Amway Asia Pacific, a Bermuda corporation, was incorporated in September 1993. The principal executive offices of Amway Asia Pacific and of each of its officers and directors are currently located at 38/F The Lee Gardens, 33 Hysan Avenue, Causeway Bay, Hong Kong. The business telephone number of Amway Asia Pacific is (852) 2969-6333. For information regarding Amway Asia Pacific, please refer to Amway Asia Pacific's Annual Report on Form 20-F for the fiscal year ended August 31, 1999 which is incorporated herein by reference.

     Amway Asia Pacific is subject to the informational filing requirements of the Securities Exchange Act of 1934 and, in accordance therewith, is required to file periodic reports and other information with the Securities and Exchange Commission relating to its business, financial condition and other matters. Information as of particular dates concerning Amway Asia Pacific's directors and officers, their remuneration, stock options granted to them, the principal holders of Amway Asia Pacific's securities and any material interest of these persons in transactions with Amway Asia Pacific is required to be disclosed in periodic reports filed with the Securities and Exchange Commission. These reports and other information can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at it's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the Securities and Exchange Commission by telephoning 1-800-SEC-0330. Copies of these materials may also be obtained by mail from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Certain reports and other information concerning Amway Asia Pacific may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The following table sets forth the citizenship of each of Amway Asia Pacific's directors and executive officers as of December 1, 1999:

               NAME                               POSITION                    CITIZENSHIP
               ----                               --------                    -----------
Stephen A. Van Andel                 Chairman, Director                     United States
Richard M. DeVos, Jr.                Vice Chairman, Director                United States
Douglas L. DeVos                     President, Director                    United States
Eoghan M. McMillan                   Director                               United Kingdom
Jack C.K. So.                        Director                               United Kingdom
John C.C. Chan                       Director                               China
L.H. Choong                          Director                               Malaysia
Eva Cheng                            Executive Vice President; Director     Hong Kong, China
Lynn Lyall                           Chief Financial Officer, Vice          United States
                                     President and Treasurer
Lawrence M. Call                     Vice President                         United States
Craig N. Meurlin                     Vice President, General Counsel and    United States
                                     Assistant Secretary
John C. Brockman                     Vice President, Distributor            United States
                                     Relations
Percy Chin                           Vice President, General                Canada
                                     Manager - East China
Patrick Hau                          Vice President, General Manager -      Australia
                                     National Operations
Audie Wong                           Vice President, General                Canada
                                     Manager - North China
Martin Liou                          General Manager -- Taiwan              Taiwan
Low Han Kee                          Regional Manager -- Malaysia           Malaysia
Preecha Prakobkit                    General Manager -- Thailand            Thailand
Peter Williams                       General Manager -- Australia           New Zealand
Betty Yeung                          General Manager -- South China         Canada
John C.R. Collis                     Secretary                              United Kingdom

     During the last five years, none of the directors or officers of Amway Asia Pacific have been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors; or a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws, or finding of any violation of federal or state securities laws.

NEW AAP LIMITED

     New AAP was incorporated under the laws of Bermuda in October 1999 for the purpose of acquiring all publicly held shares of Amway Asia Pacific and has no operating history. New AAP has not engaged in activities other than those incidental to its formation and capitalization, the preparation and consummation of the tender offer and the consummation of the amalgamation. The principal executive offices of New AAP and each of its officers and directors are currently located at 7575 Fulton Street, East, Ada, Michigan 49355. New AAP's business telephone number is (616) 787-6000.

     In December 1999, New AAP completed its offer to purchase at $18.00 per share in cash all the outstanding shares of common stock of Amway Asia Pacific. New AAP acquired 8,181,756 shares of common stock in the tender offer, which represents 14.5% of the outstanding shares. The shares were purchased with funds borrowed under a $700,000,000 unsecured term loan credit agreement with Morgan Guaranty and Trust Company of New York, Tokyo branch, and other banks and financial institutions, dated December 10, 1999. In December 1999, New AAP borrowed approximately $168,900,000 under the credit agreement, all of which remains outstanding. Borrowings under the credit agreement bear interest at the London Interbank offered rate plus 6.35%. Further, New AAP has guaranteed approximately $510,000,000 borrowed by N.A.J. Co., Ltd., a Japanese corporation and an affiliate of New AAP, under the credit agreement and as a result, New AAP is jointly and severally liable for an aggregate amount of approximately $678,900,000. New AAP is scheduled to make its first payment of principal and interest under the credit agreement on December 21, 2000. Annual principal payments are then scheduled to be made on December 21st of 2001, 2002, 2003 and 2004 with the remaining principal to be paid on December 21, 2005. Interest will be paid semi-annually beginning June 21, 2001. New AAP estimates that the total amount of funds to pay for the purchase price of the shares of common stock of Amway Asia Pacific acquired in the amalgamation will be approximately $26.0 million, all of which will be from funds borrowed under the credit agreement. Following the amalgamation, the amalgamated company may be required to dedicate a substantial portion of its cash flows from operations to pay principal and interest under the credit agreement. Further, after the amalgamation, Amway Asia Pacific, as the amalgamated company, will be subject to the terms of the credit agreement that, among other things, will indirectly restrict its ability to pay dividends through financial covenants.

DIRECTORS AND OFFICERS

     The executive officers and directors of New AAP are Craig N. Meurlin and Lawrence M. Call. Messrs. Meurlin and Call are United States citizens.

          Craig N. Meurlin has been a director and Vice President and Assistant Secretary of New AAP since its formation in October 1999. Mr. Meurlin has also been Vice President, General Counsel and Assistant Secretary of Amway Asia Pacific since 1993. Mr. Meurlin is Senior Vice President, General Counsel and Secretary of Amway and has held these positions since 1993. Prior to that, Mr. Meurlin was a partner in the law firm of Jones, Day, Reavis & Pogue. Mr. Meurlin holds a Bachelors of Arts degree from the University of Vermont and a Juris Doctor from the University of Virginia.

          Lawrence M. Call has been a director and President of New AAP since its formation in October 1999. Mr. Call has also been Vice President of Amway Asia Pacific since its formation in 1993. Mr. Call served as Chief Financial Officer and Treasurer of Amway Asia Pacific until July 1, 1999. He has served as Chief Financial Officer of Amway from 1991 to January 2000. Prior to joining Amway, Mr. Call had been Treasurer of PPG Industries, a manufacturer of flat glass, fiberglass, coatings, resins industrial and special chemicals, since 1984. Before becoming Treasurer of PPG Industries, he had held various other financial control positions with PPG Industries. Prior to that, Mr. Call spent 15 years in public accounting with Deloitte, Haskins and Sells (the predecessor to Deloitte and Touche). He is a Certified Public Accountant and holds a Bachelor's degree from Loyola University.

     Apple Hold Co., a Bermuda limited partnership, was formed in November 1999 for the purpose of facilitating the tender offer and amalgamation by New AAP. Apple Hold Co. has no operating history. Hold Co. directly owns 46,814,950 shares, representing 82.9% of the outstanding shares of common stock. The principal executive offices of Apple Hold Co. are currently located at One East First Street, Suite 1600, Reno, Nevada 89501 and its business telephone number is (616) 787-6000. The general partner of Apple Hold Co. is AP New Co., LLC and the limited partners are the principal shareholders of Amway Asia Pacific.

     AP New Co., LLC, a Nevada limited liability company, was formed in September 1999. AP New Co. has no operating history. The principal executive offices of AP New Co. are currently located at One East First Street, Suite 1600, Reno, Nevada 89501 and its business telephone number is (616) 787-6000. AP New Co. is managed by Amway.

     Amway Corporation, a Michigan corporation, was formed in 1959. Amway sells and distributes, directly or through its affiliates, consumer products in the personal care, nutrition and wellness, home care and home tech product lines. The business address of Amway and of each of the officers and directors of Amway are located at 7575 Fulton Street East, Ada, Michigan 49355. Amway's business telephone number is (616) 787-6000. All of the officers and directors of Amway are United States citizens. Amway is owned by the principal shareholders. The following persons are officers and directors of Amway:

          Stephen A. Van Andel has been Chairman of Amway since 1995 and was a member of the Policy Board of Amway from 1992 through August 31, 1999. He has been on the board of directors of Amway since September 1, 1999. Mr. Van Andel has also been Chairman of Amway Asia Pacific since January 1995 and a Director since 1994. Mr. Van Andel was Vice Chairman of Amway Japan Limited from November 1994 through November 30, 1999. Mr. Van Andel was Chairman of the Executive Committee of Amway and Vice President -- Corporate Affairs of Amway from 1993 to 1995. He was appointed Vice President -- Marketing of Amway in 1988 and in 1991, became Vice President Americas. Prior to 1988, Mr. Van Andel held various administrative and management positions with Amway. He holds a Bachelor's degree from Hillsdale College and a Master's of Business Administration from Miami University. Mr. Van Andel is also a director of Michigan National Bank Corp.

          Richard M. DeVos, Jr. has been President of Amway since 1993 and was a member of the Policy Board of Amway from 1992 through August 31, 1999. He has been on the board of directors of Amway since September 1, 1999. He has also been Vice Chairman of Amway Asia Pacific since October 1999 and was President of Amway Asia Pacific from January 1995 to October 1999. He has been a Director of Amway Asia Pacific since 1994. Mr. DeVos was Chairman of Amway Japan Limited from November 1994 through November 30, 1999. Mr. DeVos was President and Chief Executive Officer of the Orlando Magic Ltd. from 1991 to 1993. He is Chairman of the Windquest Group, a multi-company management group which he founded in 1989. Prior to that, Mr. DeVos was Vice President -- International of Amway since 1984. Previously, he held various research and development, manufacturing, distribution, marketing, finance, public relations and government affairs positions with Amway. Mr. DeVos holds a Bachelor of Business Administration degree from Northwood University and has attended the Executive Study Program at the Wharton School of the University of Pennsylvania. He is also a director of Old Kent Financial Corporation.

          Douglas L. DeVos has been Senior Vice President and Chief Operating Officer, Classic of Amway since January 2000 and was Senior Vice
     President -- Asia Pacific Region, Global Distributor Relations of Amway from June 1998 to January 2000 and director of Amway since September 1999. Mr. DeVos has been Chairman of Amway Japan Limited since November 30, 1999. Mr. DeVos has been President of Amway Asia Pacific since October 1999. Mr. DeVos has also been a director of Amway Asia Pacific since April 14, 1999. He was appointed Vice President, North American Sales, of Amway in 1993 and became Senior Vice President, Managing Director -- Americas of Amway from 1996 to 1998. Prior to 1993, Mr. DeVos held various administrative and management positions with Amway. He holds a Bachelor of Science degree from Purdue University Krannert School of Management. Mr. DeVos is a director of Amway Japan Limited.

          Lynn Lyall has served as Vice President and Chief Financial Officer of Amway since January 2000, and served as Vice President of Finance of Amway from July 1, 1999 through January 2000. Mr. Lyall has also been Chief Financial Officer, Vice President and Treasurer of Amway Asia Pacific since July 1, 1999. Prior to joining Amway, he had been Executive Vice President and Chief Financial Officer of Blockbuster Entertainment, Inc. since 1997. Before becoming Chief Financial Officer of Blockbuster, Mr. Lyall held various financial positions with Cadbury Schweppes, PLC from 1990 until 1997. He also held financial positions with Bordo Citrus Products, Inc., Kraft, Inc. and Coca-Cola Company. Prior to that, Mr. Lyall spent six years in public accounting with Arthur Andersen & Co. He is a certified Public Accountant and holds a Bachelor's degree and a Master's degree in management from Northwestern University.

          Craig N. Meurlin has been the Senior Vice President, General Counsel and Secretary of Amway and has held these positions since 1993. Mr. Meurlin has also been a director and Vice President and Assistant Secretary of New AAP since its formation in October 1999. Mr. Meurlin has been Vice President, General Counsel and Assistant Secretary of Amway Asia Pacific since 1993. Prior to that, Mr. Meurlin was a partner in the law firm of Jones, Day, Reavis & Pogue. Mr. Meurlin holds a Bachelors of Arts degree from the University of Vermont and a Juris Doctor from the University of Virginia.

          Pamela L. Linton has been Vice President of Global Human Resources at Amway since 1997. Prior to joining Amway, she was Vice President of Human Resources for Lorin Industries. She also spent eleven years with Baxter Healthcare where she was Director of Human Resources providing support to the Technology, Global Businesses Groups and Baxter Management Institutes. Ms. Linton holds a Bachelor of Science degree from Michigan State University and a Master of Business Administration degree from Lake Forest College Graduate School of Management.

          Al Koop has been the Senior Vice President and Chief Operating Officer, Supply Chain of Amway since January 2000. Mr. Koop joined Amway in 1965 and has held many positions within Amway including Director of Regional Distribution Centers, Managing Director of the Americas and Europe and Vice

     President of International Distribution and Facilities Planning. Mr. Koop holds a Bachelor's degree in Marketing and Economics from Ferris State University in Big Rapids, Michigan.

          David Van Andel has been the Senior Vice President and Chief Operating Officer, Innovations of Amway since January 2000 and was Senior Vice President -- Americas and Europe at Amway, overseeing business activities for Amway North America, 22 European and 11 Latin American affiliates, prior to that time. Mr. Van Andel is also a director of Amway. Mr. Van Andel has held numerous positions within Amway including Senior Vice President of Operations, Vice President of Manufacturing and Operations and Director of Regional Distribution Centers. Mr. Van Andel is also Chairman of the Van Andel Research Institute and is a member of the Board of the United States Chamber of Commerce. Mr. Van Andel is a graduate of Hope College, Holland, Michigan.

          Jay Van Andel is a director and the co-founder of Amway. He has also been the Senior Chairman of Amway since 1995. Prior to that time, Mr. Van Andel was the Chairman of Amway. He attended Calvin College, Morningside College, Pratt Business School and Yale University Aviation Cadet School. Mr. Van Andel is a trustee of the Heritage Foundation and a trustee of the Citizen's Research Council of Michigan. Mr. Van Andel has also been the sole trustee of the Jay Van Andel Trust since its inception in August 1978. Under the trust, Mr. Van Andel has sole voting and dispositive power. The Jay Van Andel Trust is a member of AP New Co. and has shared voting and dispositive power with respect to 54,996,706 shares of Amway Asia Pacific common stock.

          Richard M. DeVos, Sr. is a director and the co-founder and former president of Amway. Amway was founded in 1959 and is one of the world's largest direct selling companies. In 1991, Mr. DeVos and his family acquired the Orlando Magic, the National Basketball Association's franchise in Orlando, Florida. Mr. DeVos currently serves as Chairman for the Orlando Magic. Mr. DeVos is a graduate of Calvin College in Grand Rapids. He was also awarded a Doctor of Letters from Hope College in 1982.

          Daniel G. DeVos is Vice President -- Corporate Affairs of Amway and he has been a member of the board of directors of Amway since September 1999. Mr. DeVos is currently Chairman, President and Chief Executive Officer of DP/Fox Landquest, which is a multi-company management firm. He serves as President and Chief Executive Officer as of the following minor league sports franchises: Grand Rapids Griffins, Grand Rapids Rampage and the Kansas City Blades. For the Orlando Magic, Mr. DeVos is currently Vice-Chair of the Governing Board. Mr. DeVos holds a degree from Northwood University.

          Nan Van Andel is Vice President -- Creative Resources, Inc. of Amway and has been a member of the board of directors of Amway since September 1999. She has been employed at Amway for 24 years in many positions and departments including finance, warehousing, manufacturing, creative and selling products as an Amway distributor. Ms. Van Andel is also Chairwoman -- Amway's Easter Seal Campaign. She is a graduate of Calvin College and Grand Valley State University.

          Barb Van Andel-Gaby is Vice President -- Corporate Affairs of Amway and has been a member of the board of directors of Amway since September 1999. She previously held the position of Vice President -- Amway Properties with Amway Asia Pacific. Prior to joining Amway, she was in the Marketing Department of Marriott Corporation Hotel Division. She is a member of many professional and charitable organizations including the National Association of Corporate Directors and the board of directors of Capital Research Center. Ms. Van Andel-Gaby received her Bachelor's degree from Hope College and a Master of Business Administration degree from Indiana University.

          Suzanne C. DeVos VanderWeide currently serves as Vice
     President -- Corporate Affairs and as a member of the board of directors of Amway. Previously she served as Director of Health & Beauty Marketing and the Management Training Program. Ms. VanderWeide is actively involved in many community organizations in both Orlando and her hometown of Grand Rapids, including serving on the Board of the Orlando Magic. She is Chairman of the Orlando Magic Youth Foundation, Chairperson for DeVos Children's Hospital Committee and Director of the Michigan Chapter of Operation Smile. Ms. VanderWeide holds a Bachelor of Arts degree in Business Administration from Hope College.

     During the last five years, none of the directors or officers of New AAP or Amway have been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors; or a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws, or finding of any violation of federal or state securities laws.

                                THE AMALGAMATION

THE TENDER OFFER AND AMALGAMATION AGREEMENT

     The tender offer and amalgamation agreement provides for, among other things, Amway Asia Pacific to amalgamate with New AAP, with Amway Asia Pacific continuing as the amalgamated company. Following consummation of the amalgamation, the name of the surviving corporation will be "Amway Asia Pacific Ltd." The memorandum of association and the bye-laws of the surviving corporation will be the current versions of the memorandum of association and bye-laws of Amway Asia Pacific. Further, the officers and directors of the surviving corporation will be the current officers and directors of Amway Asia Pacific.

     The tender offer and amalgamation agreement provides that at the effective time of the amalgamation, all shares of Amway Asia Pacific, other than those held by New AAP, Apple Hold Co. or the principal shareholders, will be canceled in consideration for payment of $18.00 per share in cash upon surrender of each certificate formerly representing Amway Asia Pacific shares. There will be deducted from the amalgamation consideration any United States backup or other applicable withholding taxes which may be required to be withheld. Except for shares of Amway Asia Pacific held by New AAP, Apple Hold Co. or the principal shareholders, all shares of Amway Asia Pacific at the effective time of the amalgamation will no longer be outstanding and will automatically be canceled and retired and will cease to exist. The shares of common stock of Amway Asia Pacific held by New AAP will be canceled. Each holder of a certificate representing these shares will no longer have any rights with respect to the shares, except the right to receive the amalgamation consideration upon surrender of the certificates or, in the case of a dissenting shareholder, the right to be paid the fair value of his or her shares.

     At the effective time of the amalgamation, each issued and outstanding share of New AAP common stock will be converted into and become one fully paid and nonassessable share of common stock of the amalgamated company (i.e., Amway Asia Pacific). Therefore, as a result of the amalgamation, Apple Hold Co. will directly own 100% of the amalgamated company, Amway Asia Pacific. Currently, New AAP and Amway Asia Pacific expect to complete the amalgamation by the end of April 2000.

     Pursuant to the tender offer and amalgamation agreement, at the effective time of the amalgamation, all issued and outstanding warrants, options and other rights to acquire securities of Amway Asia Pacific will be converted into rights to receive cash valued in accordance with the Black-Scholes option pricing method. A copy of the tender offer and amalgamation agreement is attached to this proxy statement as Annex B.

INTERESTS OF CERTAIN PERSONS

     In considering the recommendations of the disinterested directors of Amway Asia Pacific, based upon the recommendation of the special committee, with respect to the tender offer and amalgamation agreement, shareholders should know that certain officers and directors of Amway Asia Pacific have interests in connection with the tender offer and amalgamation agreement which may present them with actual or potential conflicts of interest. Craig N. Meurlin, Amway Asia Pacific's vice president, general counsel and assistant secretary is a director and vice president and assistant secretary of New AAP and Lawrence M. Call, Amway Asia Pacific's vice president, is a director and president of New AAP. Also, the officers and directors of Amway Asia Pacific beneficially own 4,000 shares of Amway Asia Pacific common stock and 245,662 shares of Amway Asia Pacific common stock pursuant to stock option agreements. The stock option agreements will be terminated by Amway Asia Pacific prior to consummation of the amalgamation and these officers and directors will receive cash for these options valued in accordance with the Black-Scholes option pricing method.

     As of March 15, 2000, the following individuals have options to acquire shares or own shares of common stock of Amway Asia Pacific as follows:

                                                                               OPTIONS TO      COMMON
            NAME                               POSITION                      ACQUIRE SHARES    STOCK
            ----                               --------                      --------------    ------
Stephen A. Van Andel........  Chairman, Director                                 26,666           (1)
Richard M. DeVos, Jr........  Vice Chairman, Director                            26,666           (1)
Eoghan M. McMillan..........  Director                                           11,000        2,000
Jack C.K. So. ..............  Director                                           11,000        2,000
John C.C. Chan..............  Director                                            8,000
L.H. Choong.................  Director                                           33,000
Eva Cheng...................  Executive Vice President; Director                 53,333
Lawrence M. Call............  Vice President                                     23,333
Craig N. Meurlin............  Vice President, General Counsel and                13,333
                              Assistant Secretary
Percy Chin..................  Vice President, General Manager -- East             5,333
                              China
Patrick Hau.................  Vice President, General Manager -- National         6,333
                              Operations
Audie Wong..................  Vice President, General Manager -- North            6,667
                              China
Martin Liou.................  General Manager -- Taiwan                           2,333
Low Han Kee.................  Regional Manager -- Malaysia                        5,666
Preecha Prakobkit...........  General Manager -- Thailand                         6,666
Peter Williams..............  General Manager -- Australia                        4,000
Betty Yeung.................  General Manager -- South China                      2,333

---------------

(1) Messrs. Van Andel and DeVos, as principal shareholders of Amway Asia Pacific, directly or indirectly, control Apple Hold Co. and New AAP. See "Ownership of Shares."

     The disinterested directors and the special committee were aware of these interests and considered them, among other matters.

TRANSACTIONS AND AGREEMENTS CONCERNING THE SHARES

     As of September 30, 1999, the principal shareholders beneficially owned 47,943,530 shares of common stock of Amway Asia Pacific, constituting approximately 85% of all shares of common stock issued and outstanding on that date. Pursuant to the tender offer, which commenced on November 18, 1999 and expired on December 17, 1999, the principal shareholders tendered an aggregate of 1,128,580 shares of common stock. The tender offer was conducted by New AAP, which acquired 8,181,756 shares of common stock of Amway Asia Pacific in the tender offer. Immediately prior to the consummation of the tender offer, the principal shareholders contributed 46,814,950 shares of common stock to Apple Hold Co. As a result, Apple Hold Co. owns 97.4% of the Amway Asia Pacific shares.

     The following table sets forth the number of shares of common stock beneficially owned by the principal shareholders prior to the commencement of the tender offer and after giving effect to the tender offer.

                                                             NUMBER OF SHARES       NUMBER OF SHARES
                                                               OWNED AS OF            OWNED AS OF
                                                            SEPTEMBER 30, 1999       MARCH 15, 2000
                       SHAREHOLDER                          (PRE-TENDER OFFER)    (AFTER TENDER OFFER)
                       -----------                          ------------------    --------------------
Jay Van Andel Trust.......................................      12,315,145
Subtrust Under Paragraph 3 of JVA Trust...................      11,092,330
Jay and Betty Van Andel Foundation........................         564,290
Richard & Helen DeVos Foundation..........................         564,290
Helen J. DeVos Article I Trust............................       3,835,882
Richard M. DeVos, Jr. Article II Trust....................         200,528
Daniel G. DeVos Article II Trust..........................         200,528
Suzanne DeVos-VanderWeide Article II Trust................         200,528
Douglas L. DeVos Article II Trust.........................         200,528
RDV Capital Management L.P. III...........................       1,000,000
Richard M. DeVos, Jr. 1995 Christmas Trust................       1,955,184
Daniel G. DeVos 1995 Christmas Trust......................       1,955,184
Suzanne DeVos-VanderWeide 1995 Christmas Trust............       1,955,185
Douglas L. DeVos 1995 Christmas Trust.....................       1,955,185
New AAP Limited...........................................                              8,181,756
Apple Hold Co., L.P.......................................                             46,814,950
TOTAL.....................................................      47,943,530             54,996,706

     In response to the tender offer, except for 4,000 shares of common stock held by two directors, the officers and other directors of Amway Asia Pacific tendered all of their shares of common stock, representing an aggregate of 9,200 shares. Currently, the officers and directors of Amway Asia Pacific beneficially own 4,000 shares of common stock and 245,662 shares of common stock pursuant to stock option agreements. These stock option agreements will be terminated by Amway Asia Pacific prior to consummation of the amalgamation and these officers and directors will receive cash for their options valued in accordance with the Black-Scholes option pricing method.

     Apple Hold Co., the parent of New AAP, is governed by a first amended and restated limited partnership agreement dated as of November 12, 1999. Under the partnership agreement, all authority for dealing with shares, including the right to vote the shares and to dispose of the shares is vested in the general partner, AP New Co, LLC. AP New Co. is governed by an operating agreement dated as of November 12, 1999. Under the operating agreement, all management rights, power and authority, including rights to exercise AP New Co.'s authority as general partner of Apple Hold Co., are vested in the manager or managers of AP New Co. Amway is the sole manager of AP New Co. Amway can be removed as manager only with the unanimous approval of the members of AP New Co. which are RDV Corporation and the Jay Van Andel Trust.

     Amway, Apple Hold Co., AP New Co., and several principal shareholders entered into an agreement that prohibits the parties from taking various actions without approval of both of the members of AP New Co., including, without limitation, the sale or transfer or other disposition by Apple Hold Co. or New AAP of an interest in the common stock. The agreement also covers procedures to be followed by the parties in connection with Amway Asia Pacific shareholder meetings, including the placement of items on the agenda of any meeting of shareholders, and the voting of shares. The agreement also provides an arrangement under which the members of AP New Co. may have a right to direct how Amway Asia Pacific shares owned or controlled by Apple Hold Co. are voted if there is an imbalance in the number of shares owned or controlled by the DeVos or Van Andel families and their affiliates.

     In addition, the principal shareholders, Apple Hold Co. and New AAP have entered into a shareholder and voting agreement, dated November 15, 1999. Pursuant to the shareholder agreement, the principal shareholders agreed, among other things, to cause Apple Hold Co. and New AAP, as the case may be, to vote, and the principal shareholders, Apple Hold Co. and New AAP have agreed to vote their shares in favor of the amalgamation. Because the principal shareholders, indirectly through Apple Hold Co., beneficially own 97.4% of the outstanding shares of Amway Asia Pacific and because Apple Hold Co. owns all of the outstanding shares of New AAP, approval of the tender offer and amalgamation agreement and the amalgamation is assured.

     The principal shareholders of Amway Corporation and related family members own 97.4% of the outstanding shares of common stock of Amway Asia Pacific. Approximately 73% of Amway Asia Pacific's fiscal 1999 net sales were derived from the distribution of products purchased from Amway. In addition, Amway has granted each of Amway Asia Pacific's affiliates the exclusive right to use and market the Amway trademark and individual product trademarks pursuant to various contracts between Amway and Amway Asia Pacific's affiliates. Amway also provides a broad range of management, administrative and technical assistance to Amway Asia Pacific and its affiliates pursuant to various support services agreements with the Amway Asia Pacific and each of its affiliates. Finally, Amway licensed to Amway Asia Pacific the right to use the previously existing distributor lists in Hong Kong and Taiwan. During fiscal 1999, pursuant to agreements between Amway and Amway Asia Pacific and its affiliates, Amway Asia Pacific and its affiliates paid Amway a total of $113.6 million for the purchase of products.

     Amway, Amway Asia Pacific and each of its affiliates have also entered into agreements pursuant to which Amway, on the one hand, and Amway Asia Pacific and/or its affiliates (other than Amway Asia Pacific's Hong Kong branch and Taiwan affiliate), on the other hand, each agreed to provide certain indemnification rights to the other. Each agreed to be responsible for those liabilities, known or unknown, that were incurred by it or originated with it. For example, any tax liabilities properly attributable to Amway or any of its subsidiaries (other than Amway Asia Pacific and its affiliates) are the responsibility of Amway. In addition, in the event Amway Asia Pacific disposes of stock of its subsidiaries, Amway Asia Pacific has agreed to pay Amway an indemnity, on an after-tax basis, with respect to any United States federal income tax liability incurred by Amway resulting from gain recognition agreements between Amway and the U.S. Internal Revenue Service that were entered into in connection with a reorganization by Amway Asia Pacific. Amway retained liabilities associated with Amway Asia Pacific's Hong Kong branch.

     No provision has been made by Amway Asia Pacific, New AAP or Apple Hold Co. to grant unaffiliated shareholders access to their corporate files or to obtain counsel or appraisal services at their expense.

ACCOUNTING TREATMENT OF THE AMALGAMATION

     The amalgamation of Amway Asia Pacific and New AAP will be treated as a combination of entities under common control and accounted for similar to a pooling of interests. The acquisition of the minority shares outstanding is accounted for using the purchase method of accounting in accordance with generally accepted accounting principles.

REGULATORY APPROVALS

     In connection with the amalgamation, Amway Asia Pacific, New AAP, Apple Hold Co., and Messrs. Richard M. DeVos, Jr. and Stephen A. Van Andel will file a
Schedule 13E-3 transaction statement under Section 13(e) of the Exchange Act that contains information with respect to the amalgamation. The Schedule 13E-3 may be examined and copies may be obtained from the Securities and Exchange Commission at the same places and in the same manner as set forth in "The Companies -- Amway Asia Pacific."

     After the amalgamation has been approved by the Amway Asia Pacific shareholders and the New AAP shareholders, Amway Asia Pacific, as the amalgamated company, will apply to the Bermuda Registrar of Companies to register the amalgamation and a certificate of amalgamation will be issued to Amway Asia Pacific soon thereafter.

     Amway Asia Pacific is not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the amalgama-tion or of any license or regulatory permit that appears to be material to its business that might be adversely affected by the amalgamation.

     Should any other approval or other action be required, Amway Asia Pacific currently contemplates that it will seek the approval or other action. Amway Asia Pacific cannot predict whether it may determine that it is required to delay the payment for the shares upon conversion pursuant to the tender offer and amalgamation agreement pending the outcome of any matter. There can be no assurance that any approval or action, if needed, would be obtained or would be obtained without substantial conditions.

CERTAIN EFFECTS OF THE AMALGAMATION

     After the consummation of the amalgamation, all shares of Amway Asia Pacific, other than shares held by Apple Hold Co. or the principal shareholders, will be canceled and will cease to exist. Following the amalgamation, the officers and directors of the surviving corporation will be the then current officers and directors of Amway Asia Pacific.

     As of March 15, 2000, Amway Asia Pacific had issued and outstanding 56,441,960 shares of common stock held by approximately 1,737 holders of record. The principal shareholders hold, indirectly through Apple Hold Co., 54,996,706 shares of common stock, representing 97.4% of the issued and outstanding shares of common stock.

     NYSE and ASX Delisting. After consummation of the amalgamation, the shares of common stock will be delisted from the NYSE and the ASX.

     Exchange Act Deregistration. The shares of common stock of Amway Asia Pacific are currently registered under the Securities Exchange Act of 1934. Amway Asia Pacific will terminate registration under the Exchange Act as soon as possible after consummation of the amalgamation.

FEES AND EXPENSES

     The following table sets forth the expenses incurred or estimated to be incurred in connection with the amalgamation:

Filing Fees.................................................  $     0
Accounting and Legal Fees and Expenses......................  $67,000
Printing and Mailing........................................  $15,000
Miscellaneous...............................................  $ 8,000
                                                              -------
Total*......................................................  $90,000
                                                              =======

---------------

* In connection with the tender offer, financial advisory fees and related expenses of approximately $5,925,000 were incurred by Amway Asia Pacific and New AAP.

                      APPRAISAL RIGHTS IN THE AMALGAMATION

     At the effective time of the amalgamation, other than shares held by Apple Hold Co. or the principal shareholders, each holder of a certificate will no longer have any rights with respect to the shares, except the right to receive the amalgamation consideration upon surrender of the certificates or, in the case of a dissenting shareholder, the right to be paid the fair value of his or her shares. Under Bermuda law, a dissenting shareholder is entitled to be paid the fair value of his or her shares. In order to exercise appraisal rights, a shareholder must not vote in favor of the amalgamation and must within one month after the date of this proxy statement, apply to the Supreme Court of Bermuda to appraise the fair value of his or her shares. There are no statutory rules prescribing the process of appraisal by the court and it is generally considered that the court will apply the general common law with a view to determining the fair market value of the shares. For the complete text of appraisal rights under Bermuda law, see Annex C to this proxy statement.

                              OWNERSHIP OF SHARES

     The following table sets forth certain information, as of December 31, 1999, as to the security ownership of those persons owning of record or known to Amway Asia Pacific to be the beneficial owner of more than 10% of the common stock and the common stock ownership of Amway Asia Pacific's officers and directors as a group. All information with respect to beneficial ownership has been furnished by the respective 10% beneficial owner, officer or director, as the case may be. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to the number of shares of common stock set forth opposite their names.

                                                           NUMBER OF SHARES OF    PERCENTAGE OF SHARES
                   NAMES AND ADDRESSES                        COMMON STOCK          OF COMMON STOCK
                  OF BENEFICIAL OWNERS                     BENEFICIALLY OWNED      BENEFICIALLY OWNED
                  --------------------                     -------------------    --------------------
New AAP Limited..........................................       8,181,756(1)              14.5%
  7575 Fulton Street,
  East Ada, MI 49355
Apple Hold Co., L.P......................................      54,996,706(2)              97.4%
  7575 Fulton Street,
  East Ada, MI 49355
All officers and directors as a group (14 persons).......         249,662(3)                 *

---------------

 * Less than one percent (1%).

(1) Acquired pursuant to the tender offer by New AAP to purchase all of the outstanding shares of AAP which commenced on November 18, 1999 and expired on December 17, 1999. New AAP is wholly owned by Apple Hold Co.

(2) Includes 8,181,756 shares (14.5%) of common stock held by its wholly-owned subsidiary, New AAP. The limited partners of Apple Hold Co. are corporations and trusts formed by or for the benefit of the DeVos and Van Andel families. The general partner is AP New Co., LLC, a Nevada limited liability company, the sole manager of which is Amway Corporation.

(3) Includes issued and outstanding options to purchase common stock. Pursuant to the tender offer and amalgamation agreement, all issued and outstanding options to purchase common stock will be converted into rights to receive cash in accordance with the Black-Scholes option pricing method and will require surrender of all options by the holders as of the effective date of the amalgamation. In addition, Richard M. DeVos, Jr., Stephen A. Van Andel and Douglas L. DeVos are executive officers of Amway, the sole manager of AP New Co., the general partner of Apple Hold Co., and therefore beneficially own 54,966,706 (97.4%) shares of common stock.

                                 OTHER MATTERS

LEGAL PROCEEDINGS

     On December 8, 1999, Robert Fisher commenced a purported class action lawsuit in the Superior Court of the State of California, County of San Mateo, captioned Fisher, et al. v. Amway Asia Pacific, Ltd., et al., No. 411303. The complaint, which names as defendants Amway Asia Pacific, its officers and directors and New AAP, alleges that the purchase price offered to the public shareholders in connection with the tender offer was unfair and that in pursuing the tender offer, defendants engaged in various manipulative and deceptive acts and practices in breach of their fiduciary duties to the public shareholders. The complaint seeks an injunction prohibiting defendants from proceeding with the tender offer or, alternatively, rescission of the tender offer to the extent already completed, unspecified damages, costs and attorneys' fees and other relief. This action has been removed to the United States District Court, Northern District of California and was assigned No. C00-00199 MEJ. Plaintiff has moved to remand the action back to state court, and the parties are currently briefing the motion.

     On December 16, 1999, Robert F. Wardrop, II, commenced a purported class action lawsuit in the United States District Court for the Southern District of New York captioned Wardrop, et al. v. Amway Asia Pacific Ltd., et al., No. 99 Civ. 12093. The complaint, which names as defendants Amway Asia Pacific, its officers and directors and New AAP, alleges that defendants violated Section 14(e) of the Exchange Act, and Rules 14D-1 and 14D-9 promulgated pursuant thereto, by misrepresenting in the offer to purchase that the purchase price offered to the public shareholders was fair. The complaint seeks an injunction prohibiting the defendants from proceeding with the tender offer or, alternatively, rescission of the tender offer to the extent already completed or rescissory damages, costs and attorneys' fees and other relief. Plaintiff has moved to be appointed lead plaintiff. Defendants have not opposed this motion.

PROXY SOLICITATIONS

     Amway Asia Pacific will bear the costs of soliciting proxies from its shareholders. In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of Amway Asia Pacific by personal interview, telephone or telegram. These directors, officers and employees will not be additionally compensated for the solicitation, but may be reimbursed for out-of-pocket expenses incurred. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of common stock held of record by these persons, and Amway Asia Pacific will reimburse these brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred.

     Amway Asia Pacific is not presently aware of any business to be acted upon at the special meeting other than as described in the notice of special meeting. If, however, any other matter properly comes before the special meeting, the proxy holders will vote proxies in accordance with their discretion.

March 30, 2000

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY; THEREFORE, SHAREHOLDERS ARE URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY IN THE REPLY ENVELOPE PROVIDED WHETHER OR NOT THEY PLAN TO ATTEND THE SPECIAL MEETING.

                                    ANNEX A

                                FAIRNESS OPINION

PERSONAL AND CONFIDENTIAL

November 15, 1999

Special Committee of the Board of Directors
Amway Asia Pacific, Ltd.
38/F, The Lee Gardens
33 Hysan Avenue
Causeway Bay, Hong Kong

Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to the holders (other than the Controlling Shareholders (as defined below)) of the outstanding shares of Common Stock, par value US$.01 per share (the "Shares"), of Amway Asia Pacific, Ltd. (the "Company") of the US$18.00 per Share in cash (the "Acquisition Price") to be received by such holders in the Tender Offer and the Amalgamation or the Compulsory Acquisition (each as defined below) pursuant to the Tender Offer and Amalgamation Agreement, dated as of November 15, 1999, among Apple Hold Co., L.P. ("Hold Co."), New AAP Limited ("Buyer") and the Company (the "Agreement"). The Agreement provides for a tender offer (the "Tender Offer") for all of the Shares, other than Shares owned by the DeVos and Van Andel families and their affiliates (the "Controlling Shareholders"), pursuant to which Buyer will pay the Acquisition Price for each Share accepted. Buyer is an entity controlled and beneficially owned directly and indirectly by the Controlling Shareholders of the Company, who currently beneficially own 84.9% of the Shares in the aggregate. The Agreement further provides that following completion of the Tender Offer, the Company will be amalgamated with Buyer, with the Company continuing as the amalgamated company (the "Amalgamation"), and each outstanding Share (other than Shares already owned by Hold Co. or the Controlling Shareholders) will be converted into the right to receive the Acquisition Price. The Agreement also provides, however, that if following Buyer's purchase of Shares pursuant to the Tender Offer Buyer has purchased in the Tender Offer and/or owns a sufficient number of Shares compulsorily to acquire the remaining outstanding Shares from the remaining public holders of Shares pursuant to the Bermuda Companies Act of 1981, as amended (the "Act"), the Company and Buyer may not consummate the Amalgamation and instead Buyer will purchase the remaining outstanding Shares from the remaining public holders of Shares pursuant to the Act for the Acquisition Price (the "Compulsory Acquisition").

     Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as financial advisor to the Special Committee of the Board of Directors in connection with, and having participated in certain of the negotiations leading to, the Agreement. Goldman, Sachs & Co. also provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company for its own account and for the accounts of customers.

     In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 20-F of the Company for the five fiscal years ended August 31, 1998; certain interim reports to stockholders and Quarterly Reports on Form 6-K of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding its past and current business operations, financial condition and future prospects. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations and performed such other studies and analyses as we considered appropriate.

     We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the internal financial forecasts prepared by the management of the Company have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We note that the Controlling Shareholders own a majority of the Shares, and that the Controlling Shareholders have represented to Goldman Sachs and the Special Committee of the Board of Directors of the Company that the Controlling Shareholders will not sell their Shares to any third party. Accordingly, we were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with the Company. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Special Committee of the Board of Directors of the Company in connection with its consideration of the transactions contemplated by the Agreement and such opinion does not constitute a recommendation as to whether or not any holder of Shares should tender such Shares in connection with such transaction or should vote in respect of the Amalgamation.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the US$18.00 per Share in cash to be received by the holders of Shares (other than the Controlling Shareholders) in the Tender Offer and the Amalgamation or the Compulsory Acquisition is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
GOLDMAN, SACHS & CO.

                                    ANNEX B

                    TENDER OFFER AND AMALGAMATION AGREEMENT

                    TENDER OFFER AND AMALGAMATION AGREEMENT

                                     DATED

                               NOVEMBER 15, 1999

                                     AMONG

                           AMWAY ASIA PACIFIC, LTD.,

                              APPLE HOLD CO., L.P.

                                      AND

                                NEW AAP LIMITED

                               TABLE OF CONTENTS

  ARTICLE                                                                   PAGE
  -------                                                                   ----
ARTICLE I     INTERPRETATION..............................................   B-5
ARTICLE II    THE OFFER AND AMALGAMATION..................................   B-5
     2.1      The Offer...................................................   B-5
     2.2      Company Actions.............................................   B-6
ARTICLE III   THE AMALGAMATION; CONVERSION OF SHARES......................   B-6
     3.1      The Amalgamation............................................   B-6
     3.2      Conversion of Capital Stock.................................   B-7
     3.3      Exchange of Certificates....................................   B-7
     3.4      Effective Time..............................................   B-8
     3.5      Closing.....................................................   B-8
     3.6      Directors and Officers of the Amalgamated Company...........   B-9
     3.7      Further Assurances..........................................  B-10
ARTICLE IV    SECTION 103 TRANSACTION.....................................  B-10
     4.1      Section 103 Transaction.....................................  B-10
     4.2      Option of Purchaser.........................................  B-10
ARTICLE V     REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............  B-10
     5.1      Organization and Qualification..............................  B-10
     5.2      Capitalization of the Company...............................  B-10
     5.3      Power and Authority.........................................  B-11
     5.4      Recommendations.............................................  B-11
     5.5      Consents and Approvals; No Violation........................  B-11
     5.6      Information Supplied........................................  B-11
     5.7      Brokers and Finders.........................................  B-12
ARTICLE VI    REPRESENTATIONS AND WARRANTIES OF PURCHASER.................  B-12
     6.1      Organization................................................  B-12
     6.2      Power and Authority.........................................  B-12
     6.3      Consent and Approvals; No Violation.........................  B-12
     6.4      Information Supplied........................................  B-12
     6.5      Purchaser's Operations......................................  B-12
     6.6      Capitalization..............................................  B-12
     6.7      Financing...................................................  B-12
ARTICLE VII   REPRESENTATIONS AND WARRANTIES OF HOLD CO...................  B-13
     7.1      Organization................................................  B-13
     7.2      Authority Relative to this Agreement........................  B-13
     7.3      Consent and Approvals; No Violation.........................  B-13
     7.4      Hold Co.'s Operations.......................................  B-13
     7.5      Capitalization..............................................  B-13
     7.6      Financing...................................................  B-13
ARTICLE VIII  ADDITIONAL COVENANTS........................................  B-13
     8.1      Consents and Approvals......................................  B-13
     8.2      Additional Actions..........................................  B-13
     8.3      Shareholders Approval.......................................  B-14
     8.4      Indemnification, Exculpation And Insurance..................  B-14
ARTICLE IX    CONDITIONS..................................................  B-15
     9.1      Conditions to each Party's Obligations......................  B-15
ARTICLE X     TERMINATION.................................................  B-15
     10.1     Termination.................................................  B-15
     10.2     Effect of Termination.......................................  B-16

  ARTICLE                                                                   PAGE
  -------                                                                   ----
ARTICLE XI    GENERAL PROVISIONS..........................................  B-16
     11.1     Amendment and Modification..................................  B-16
     11.2     Nonsurvival of Representations and Warranties...............  B-16
     11.3     Notices.....................................................  B-16
     11.4     Definitions; Interpretation.................................  B-17
     11.5     Specific Performance........................................  B-17
     11.6     Counterparts................................................  B-17
     11.7     Entire Agreement; No Third Party Beneficiaries..............  B-17
     11.8     Severability................................................  B-18
     11.9     Governing Law...............................................  B-18
     11.10    Assignment..................................................  B-18
     11.11    Extension; Waiver...........................................  B-18
     11.12    Procedure For Termination, Amendment, Extension Or Waiver...  B-18
     11.13    Announcements...............................................  B-18

                    TENDER OFFER AND AMALGAMATION AGREEMENT

     This Tender Offer and Amalgamation Agreement (this "Agreement") is made the 15th day of November 1999, by and among Amway Asia Pacific Ltd., a company incorporated under the laws of Bermuda having its registered office at Clarendon House, Church Street, Hamilton, Bermuda (the "Company"), Apple Hold Co., L.P., a Bermuda limited partnership ("Hold Co.") controlled by the Principal Shareholders (as defined herein), and New AAP Limited, a company incorporated under the laws of Bermuda having its registered office at Clarendon House, Church Street, Hamilton, Bermuda ("Purchaser").

                                    RECITALS

     WHEREAS, the special committee formed by the Board of Directors of the Company (the "Special Committee") comprised exclusively of directors of the Board of Directors not affiliated with the Principal Shareholders (as defined below) has considered and acted upon a proposal received from Purchaser, which is a wholly owned subsidiary of Hold Co. and an entity controlled and beneficially owned, directly and indirectly, by the principal shareholders of the Company (the "Principal Shareholders"), to acquire from all shareholders of the Company (the "Shareholders"), all the outstanding shares of Common Stock, $.01 par value per share (the "Company Common Stock" or the "Shares"), of the Company (the "Acquisition");

     WHEREAS, the Principal Shareholders have advised the Special Committee that Purchaser intends to commence the Acquisition by first conducting a tender offer (the "Offer") for all of the outstanding Shares;

     WHEREAS, the Principal Shareholders have informed Purchaser that they will not tender their Shares in response to the Offer, but such Principal Shareholders will transfer their Shares ("Non-Tendered Shares") to Hold Co. contemporaneously with the consummation of the Offer;

     WHEREAS, in furtherance of the Acquisition, after the consummation of the Offer and subject to Section 4.1, the Company and Purchaser will amalgamate (the "Amalgamation"), and the Company will continue as the amalgamated company (the "Amalgamated Company");

     WHEREAS, if at any time after consummation of the Offer, Purchaser and Hold Co. own, in the aggregate, 95 percent or more of the outstanding shares of the Company Common Stock, then in such event Purchaser may, if it elects to do so in lieu of the Amalgamation, compulsorily purchase the remaining Shares from the remaining Shareholders pursuant to Section 103 of the Bermuda Companies Act of 1981, as amended (the "Act") at a price equal to the Amalgamation Consideration (as defined below);

     WHEREAS, having received the advice of financial and legal advisors, and following negotiation of the terms of the Offer and this Agreement, the Special Committee has unanimously determined that the Offer and the Amalgamation are fair to, and in the best interests of, the holders of Shares, other than Non-Tendered Shares (the "Public Shareholders"), and has advised the Board of Directors of the Company that it has made such determination;

     WHEREAS, the Board of Directors of the Company other than those who have any interest in any proceedings of the Board of Directors with respect to the transactions contemplated by this Agreement, who currently are Messrs. Richard
M. DeVos, Douglas L. DeVos, Jr., and Stephen A. Van Andel (the "Disinterested Directors") (based upon the recommendation of the Special Committee) has unanimously approved the Acquisition, upon the terms and subject to the conditions set forth in this Agreement, and has unanimously adopted resolutions approving this Agreement and recommending that the Public Shareholders accept the Offer and tender their Shares in response to the Offer;

     WHEREAS, the Board of Directors of Purchaser has approved the Offer and the Amalgamation, upon the terms and subject to the conditions set forth in this Agreement and has adopted resolutions approving this Agreement;

     WHEREAS, the general partner of Hold Co., the sole shareholder of Purchaser, has approved this Agreement and the Acquisition, upon the terms and subject to the conditions hereinafter described; and

     WHEREAS, except as otherwise contemplated by this Agreement, the Principal Shareholders have agreed, and Hold Co. has agreed that after transfer to it of the Non-Tendered Shares by the Principal Shareholders, not to dispose of or otherwise transfer the Non-Tendered Shares, and Purchaser has agreed not to dispose of or otherwise transfer any Shares purchased by it in the Offer ("Purchased Shares"), in either case prior to consummation of the Amalgamation or the transaction described in Article IV, as the case may be, and the Principal Shareholders have agreed, and the Principal Shareholders have agreed to cause Hold Co. and Purchaser, as the case may be, to vote, and Hold Co. and Purchaser, as the case may be, have agreed to vote the Non-Tendered Shares and Purchased Shares in favor of the Amalgamation or the transaction described in Article IV, as the case may be, on the terms and subject to the conditions set forth in the Shareholder and Voting Agreement (the "Shareholder Agreement") in the form of Exhibit A attached hereto, which Shareholder Agreement is being executed and delivered simultaneously with the execution and delivery of this Agreement;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                 INTERPRETATION

     In this Agreement unless the context otherwise acquires:

     (a) references to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and shall include references to any provisions of which they are re-enactments (whether with or without modification);

     (b) references to the singular shall include the plural and vice versa and references to the masculine shall include the feminine and/or neuter and vice versa; and

     (c) references to persons shall include companies, partnerships, associations and bodies of persons, whether incorporated or unincorporated.

                                   ARTICLE II

                           THE OFFER AND AMALGAMATION

     2.1  THE OFFER.

     (a) Provided that this Agreement shall not have been terminated in accordance with Article X, then (i) on or after the date of execution of this Agreement, but in any event not later than November 15, 1999, Purchaser and the Company shall publicly announce the Offer and (ii) Purchaser shall, as promptly as possible, but in no event later than five Business Days (for purposes of this Agreement, such term having the meaning given the Rule 14d-1 under the Securities Exchange Act of 1934 (the "Exchange Act")) after the date of such public announcement, commence (within the meaning of Rule 14d-2 under the Exchange Act), the Offer to purchase all of the issued and outstanding Shares at a price per share of U.S. $18.00, in cash (the "Offer Price"). Purchaser may withhold and deduct amounts from such payments in accordance with Section 2.1(c). The Offer shall be made pursuant to an Offer to Purchase (the "Offer to Purchase") and related Letter of Transmittal (the "Letter of Transmittal") containing terms and conditions consistent with this Agreement. The obligation of Purchaser to commence the Offer, conduct and consummate the Offer and accept for payment, and pay for, any Shares properly tendered and not withdrawn pursuant to the Offer shall not be subject to any conditions other than changes in applicable laws that have the effect of making the Offer unlawful. Purchaser expressly reserves the right, subject to compliance with the Exchange Act, to modify the terms of the Offer except that, without the express written consent of the Company, as authorized by the Special Committee, Purchaser shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price,
(iii) change the form of consideration payable in the Offer or (iv) amend, alter, add or waive any term of the Offer in any manner adverse to the holders of the Shares. Purchaser shall as soon as practicable after the expiration date of the Offer, accept for payment, and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer.

     (b) On the date of commencement of the Offer, Purchaser shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on
Schedule 14D-1, as supplemented or amended from time to time (the "Schedule 14D-1"), and Schedule 13E-3, as supplemented or amended from time to time (the

"Schedule 13E-3"), with respect to the Offer, which shall contain the Offer to Purchase and the Letter of Transmittal, summary advertisement and any other ancillary documents and instruments pursuant to which the Offer will be made (such Schedule 14D-1, the Schedule 13E-3 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). Purchaser agrees to take all necessary steps to cause the Schedule 14D-1 and Schedule 13E-3 to be filed with the SEC and the Offer Documents to be disseminated to holders of Shares, in each case, as and to the extent required by applicable U.S. Federal securities laws. Purchaser shall make all filings necessary in accordance with the laws of Australia. The Company and its counsel, as well as the Special Committee and their counsel, shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC and prior to dissemination to the Shareholders. Purchaser shall consider all comments in good faith. Purchaser agrees to provide the Company, the Special Committee and their counsel any comments Purchaser may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

     (c) Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer such amounts as may be required to be deducted and withheld with respect to the payment of such consideration under the Internal Revenue Code of 1986, as amended, or any other tax under any provision of state, local or foreign tax law; provided, however, that Purchaser shall promptly pay any amounts deducted and withheld hereunder to the applicable governmental authority, shall promptly file all tax returns and reports required to be filed in respect of such deductions and withholding, and shall promptly provide to the Company proof of such payment and a copy of all such tax returns and reports.

     2.2  COMPANY ACTIONS.

     (a) The Company hereby consents to the Offer.

     (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer, as supplemented or amended from time to time (the "Schedule 14D-9"), containing the recommendation of the Board of Directors consisting of the Disinterested Directors described in Section 5.4(b) and shall mail the Schedule 14D-9 to the Shareholders. The Company agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and disseminated to the Shareholders simultaneously with the Offer Documents, in each case, as and to the extent required by applicable U.S. Federal securities laws. Purchaser shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to the Shareholders, and the Company shall consider such comments in good faith. The Company agrees to provide Purchaser any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

     (c) In connection with the Offer and the Amalgamation, the Company shall cause its transfer agent and its depositary to furnish Purchaser promptly with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of Shareholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Shares, and shall furnish to Purchaser such information and assistance, including updated lists of shareholders, security position listings and computer files, as Purchaser may reasonably request in communicating the Offer to the Shareholders. Purchaser shall use such labels and other information solely to effect the Amalgamation and the Acquisition.

                                  ARTICLE III

                               THE AMALGAMATION;
                              CONVERSION OF SHARES

     3.1  THE AMALGAMATION.

     (a) At the time the Amalgamation becomes effective pursuant to the Act (the "Effective Time") Purchaser and the Company shall amalgamate on the terms and subject to the conditions hereof and in accordance with Part VII of the Act. The Company and Purchaser shall consummate the Amalgamation pursuant to which (i) Purchaser and the Company shall amalgamate with the Company continuing as the Amalgamated Company and (ii) all the rights, privileges, immunities, powers and franchises of Purchaser and the Company shall be those of the Amalgamated Company.

     (b) Following the consummation of the Amalgamation, (i) the name of the Amalgamated Company shall be "Amway Asia Pacific Ltd.", (ii) the Memorandum of Association of the Amalgamated Company shall be that of the Company and (iii) the Bye-laws of the Amalgamated Company shall be those of the Company.

     3.2 CONVERSION OF CAPITAL STOCK. At the Effective Time, by virtue of the Amalgamation and without any action on the part of Purchaser, the Company or the holders of any shares of Company Common Stock or Purchaser's common stock, U.S. $.01 par value per share ("Purchaser Common Stock"):

     (a) Purchaser Common Stock. Each issued and outstanding share of Purchaser Common Stock shall be converted into and become one (1) fully paid and nonassessable share of common stock of the Amalgamated Company.

     (b) Conversion of Shares. Each issued and outstanding share of Company Common Stock (excluding shares of Company Common Stock owned by Hold Co. or the Principal Shareholders, which shall remain outstanding) shall be canceled in consideration for a payment in cash to the holder thereof of an amount equal to the Offer Price, or if the Offer Price is increased, such increased price, without interest (the "Amalgamation Consideration"), upon surrender of the certificate formerly representing such shares of Company Common Stock in the manner provided in Section 3.3 provided, that shares of Company Common Stock owned by Purchaser shall not receive the Amalgamation Consideration. There will be deducted from the Amalgamation Consideration paid to each holder any U.S. backup or other applicable withholding taxes which may be required to be withheld. Except for shares of Company Common Stock owned by Hold Co., all shares of Company Common Stock (excluding shares issued pursuant to subsection
(a) of this Section 3.2), at the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Amalgamation Consideration therefor upon the surrender of such certificate in the manner prescribed in Section 3.3, without interest.

     (c) Stock Options. At the Effective Time and pursuant to the terms governing warrants, options and other rights to acquire Company Securities (as defined in Section 5.2(a)), all issued and outstanding warrants, options and other rights to acquire Company Securities (as defined in Section 5.2(a)) shall be converted into rights to receive cash in accordance with the Black-Scholes Option Pricing Model and will require in connection therewith the surrender of all awards to acquire Company Securities as of the Effective Time. No holder of any such warrant, option or other right shall be entitled to receive consideration in the form of Company Securities from the Company by virtue of the Acquisition.

     (d) Shares of Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, in connection with the Amalgamation (if it becomes effective), holders of shares of Company Common Stock shall have rights pursuant to Section 106 of the Act, provided such holders comply with the provisions of such Section. For purposes of applying the foregoing provisions of the Act, the date of the corporate action triggering the obligation to provide notice of dissenters rights to the holders of shares of Company Common Stock shall be the date on which notice of the shareholder's meeting to approve the Amalgamation is deemed to be received by such holders.

     3.3  EXCHANGE OF CERTIFICATES.

     (a) Paying Agent. Purchaser shall designate a bank or trust company to act as agent for the holders of shares of Company Common Stock in connection with the Amalgamation (the "Paying Agent") to receive the funds to which holders of shares of Company Common Stock shall become entitled pursuant to Section 3.2(b). Purchaser shall deposit with the Paying Agent cash in an amount equal to the product of (i) the number of shares of Company Common Stock required to be converted pursuant to Section 3.2(b), multiplied by (ii) the Amalgamation Consideration. The deposit made by Purchaser pursuant to the preceding sentence is hereinafter referred to as the "Payment Fund." The Paying Agent shall cause the Payment Fund to be (i) held for the benefit of the holders of shares of Company Common Stock, and (ii) promptly applied to making the payments provided for in Section 3.2(b). The Payment Fund shall not be used for any purpose that is not provided for herein. Such funds shall be invested by the Paying Agent as directed by Purchaser.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"), whose shares of Company Common Stock will have been converted pursuant to
Section 3.2 into the right to receive the Amalgamation Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Purchaser and the Company may reasonably specify) and related materials, including, without limitation, a Substitute Form W-9 and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Amalgamation Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Purchaser, together with such letter of transmittal and related materials, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Amalgamation Consideration for each share of Company Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. If payment of the Amalgamation Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Amalgamation Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Amalgamated Company that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 3.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Amalgamation Consideration in cash, without interest, as contemplated by this Section 3.3.

     (c) Termination of Fund; No Liability. At any time following twelve months after the Effective Time, the Amalgamated Company shall be entitled to require the Paying Agent to deliver to it any funds, including any interest received with respect thereto, which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Amalgamated Company, subject to abandoned property, escheat or other similar laws, only as general creditors thereof with respect to the Amalgamation Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Amalgamated Company nor the Paying Agent shall be liable to any holder of a Certificate for Amalgamation Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (d) Lost Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Amalgamation Consideration, if any, as may be required pursuant to Section 3.2(b); provided, however, that Purchaser may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct against any claim that may be made against Purchaser, the Amalgamated Company or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     (e) Investment of Payment Fund. The Paying Agent will invest the cash in the Payment Fund, as directed by Purchaser, on a daily basis. Any interest and other income resulting from investments will be paid to Purchaser.

     3.4 EFFECTIVE TIME. On the date of Closing (as defined in Section 3.5), the parties will cause appropriate documents as required under the Act to be filed with the Registrar of Companies (the "Registrar of Companies"). The Amalgamation will become effective when the certificate of amalgamation is issued by the Registrar of Companies. The time the Amalgamation becomes effective shall be referred to as the "Effective Time".

     3.5 CLOSING. The Closing of the Amalgamation (the "Closing") will take place at 9:00 a.m., Cleveland time, on a date to be specified by the parties, which shall be as soon as practicable following the satisfaction or waiver of the conditions set forth in Article IX (or on such other date as Purchaser and the Company may agree), but in any event no later than the second Business Day after satisfaction or waiver of all of the conditions set forth in Article IX hereof (the "Closing Date"), at the offices of Jones, Day, Reavis & Pogue, North Point, 901

Lakeside Avenue, Cleveland, Ohio 44114-1190, unless another date or place is agreed to in writing by the parties hereto.

     3.6 DIRECTORS AND OFFICERS OF THE AMALGAMATED COMPANY. The names and addresses of the persons proposed to be directors and officers of the Amalgamated Company are as follows:

          NAME                   POSITION                     ADDRESS                      CITY, STATE
          ----                   --------                     -------                      -----------
Stephen A. Van Andel      Chairman, Director      7685 Leonard, N.E.               Ada, Michigan 49301
Richard M. DeVos, Jr.     President, Director     2003 Hillsboro, S.E.             Grand Rapids, Michigan 49546
Douglas L. DeVos          Director                2020 Devonwood, SE               Grand Rapids, Michigan 49546
Eoghan M. McMillan        Director                C-58 Repulse Bay Apartments,     Repulse Bay, Hong Kong
                                                  101 Repulse Bay Road
Jack C.K. So              Director                402A Villa Verde,                Hong Kong
                                                  16 Guildford Road
John C.C. Chan            Director                Flat A, 7th Floor,               Hong Kong
                                                  Glory Heights,
                                                  52 Lyttelton Road
Lai-Huat Choong           Director                7, Jalan Turi,                   59100 Kuala Lumpur, Malaysia
                                                  Bukit Bandaraya
Eva Cheng                 Executive Vice          Block 1-A, 33rd Floor,           Hong Kong
                          President; Director     Clovelly Court;
                                                  12 May Road,
                                                  Mid-levels
Lynn Lyall                Chief Financial         1755 Park Trail, NE              Grand Rapids, MI 49525
                          Officer, Vice
                          President and
                          Treasurer
Lawrence M. Call          Vice President          38 Campau Circle, NW             Grand Rapids, Michigan 49503
Craig N. Meurlin          Vice President,         6525 Donnegal Lane, SE           Grand Rapids, Michigan 49546
                          General Counsel and
                          Assistant Secretary
John C. Brockman          Vice President,         7425 Kenrob, SE                  Grand Rapids, Michigan 49546
                          Distributor Relations
Percy Chin                Vice President,         Suite 1103,                      Shangai, PRC; 200030
                          General                 Chun Lan Apartment,
                          Manager -- East China   Magnolia Garden,
                                                  50 Pu Hui Tang Road
Patrick Hau               Vice President,         Flat 7B, Dynasty Court,          Hong Kong
                          General                 Tower 5,
                          Manager -- National     23 Old Peak Road
                          Operations
Audie Wong                Vice President,         Villa 418                        Beijing, PRC 100103
                          General Manager --      Beijing Riviera, No. 1,
                          North China             Xiang Jiang Bei Road,
                                                  Chaoyang District
Martin Liou               General Manager --      No. 5, Lane 3,                   Taoyuan, Taipei R.O.C.
                          Taiwan                  Chun-Pou 5th St.
Low Han-Kee               Regional Manger --      16, Jalan SS26/3; 47301,         Selangor, Malaysia
                          Malaysia                Petaling Jaya
Preecha Prakobkit         General Manager --      335 Lad Prao 101                 Bangkapi, Bangkok 10240
                          Thailand                                                 Thailand
Peter Williams            General Manager --      25 Cadwells Road,                Sydney, Australia 2156
                          Australia               Kenthurst
Betty Yeung               General Manager --      923 King's Road,                 Quarry Bay, Hong Kong
                          South China             9/Floor,
                                                  Ritz Mansion

          NAME                   POSITION                     ADDRESS                      CITY, STATE
          ----                   --------                     -------                      -----------
John C.R. Collis          Secretary               "Saltcoats,"                     Warwick WK06, Bermuda
                                                  10 Keith Hall Road

     3.7 FURTHER ASSURANCES. If, at any time after the Effective Time, any further action is necessary or desirable to consummate the Amalgamation, to carry out the purposes of this Agreement or to vest the Amalgamated Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Purchaser, the officers and directors of the Company and Purchaser are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE IV

                            SECTION 103 TRANSACTION

     4.1 SECTION 103 TRANSACTION. Notwithstanding anything stated or contemplated in this Agreement to the contrary and in particular notwithstanding
Article III, the Company and Purchaser need not amalgamate if at any time after consummation of the Offer, Purchaser and Hold Co. own, in the aggregate, 95 percent or more of the outstanding shares of the Company Common Stock. In such event, Purchaser may, if it elects to do so in lieu of the Amalgamation, compulsorily purchase the remaining outstanding Shares from the remaining Public Shareholders pursuant to Section 103 of the Act for a per share consideration equal to the Amalgamation Consideration. In the event the Shares of the remaining Shareholders are purchased pursuant to Section 103 of the Act, such remaining Public Shareholders will have the rights granted to them in accordance with Section 103 of the Act, including dissenters' rights.

     4.2 OPTION OF PURCHASER. If, as a result of or following the Offer, Purchaser is able to effect the transaction set forth in Sections 4.1, Purchaser shall elect, in its sole discretion, whether to implement such transaction or to effect the Amalgamation.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Purchaser and Hold Co. as follows:

     5.1 ORGANIZATION AND QUALIFICATION. The Company has been duly incorporated and is validly existing as a corporation under the laws of Bermuda.

     5.2  CAPITALIZATION OF THE COMPANY.

     (a) As of the date hereof, the authorized capital stock of the Company consists of 110,000,000 shares of Common Stock. All outstanding shares of capital stock of the Company have been validly issued, and are fully paid and nonassessable. As of the date hereof, there are 448,500 shares of Common Stock subject to issuance upon exercise of outstanding options, warrants, or other rights to purchase capital stock of the Company from the Company. Except as set forth above, there are outstanding (A) no shares of capital stock or other securities of the Company, (B) no securities of the Company convertible into or exchangeable for shares of capital stock or securities of the Company, (C) no options, subscriptions, warrants, convertible securities, calls or other rights to acquire from the Company, and no obligation of the Company to issue, deliver or sell, any capital stock, securities or securities convertible into or exchangeable for capital stock or securities of the Company, and (D) no equity equivalents, performance shares, interests in the ownership or earnings of the Company or other similar rights issued by the Company (the items referred to in clauses (A)-(D) are referred to herein as "Company Securities"). As of the date hereof, (i) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities, (ii) no agreement, other document or other obligation that grants or imposes on any Company Securities any right, preference, privilege or restriction with respect to the transactions contemplated hereby, including, without limitation, any rights of first refusal,
(iii) there are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) of the Company issued and outstanding and (iv) the Company is not a party or bound to, and to the Company's knowledge there are no other, voting agreements, lock-up agreements or similar agreements or arrangements restricting or affecting outstanding Company Securities.

     (b) All issued and outstanding warrants, options and other rights to acquire Company Securities will, as of or prior to the Effective Time, be substituted for such alternative consideration as the Board of Directors of the Company may in good faith determine to be equitable under the circumstances surrounding the Acquisition and will require in connection therewith the surrender of all awards to acquire Company Securities as of the Effective Time. No holder of any such warrant, option or other right shall be entitled to receive consideration in the form of Company Securities from the Company by virtue of the Acquisition.

     5.3 POWER AND AUTHORITY. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company.

     5.4  RECOMMENDATIONS.

     (a) On November 15, 1999, the Special Committee received an opinion from its financial advisor, Goldman, Sachs & Co. ("Goldman") to the effect that the Offer Price to be received by the Public Shareholders in the Offer and the Amalgamation Consideration or the consideration to be received in the compulsory acquisition pursuant to Section 103 of the Act pursuant to this Agreement is fair from a financial point of view to the Public Shareholders. A complete and correct signed copy of such opinion will be delivered to Purchaser for purposes of inclusion in the Offer Documents. At a meeting duly called and held on November 15, 1999, the Special Committee duly, validly and unanimously (i) determined that the Offer and the Amalgamation are fair to, and in the best interests of, the Public Shareholders, (ii) recommended to the Board of Directors that the Board of Directors approve, authorize and adopt this Agreement, the Amalgamation and the other transactions contemplated hereby, and
(iii) resolved to recommend that the Public Shareholders accept the Offer and tender their Shares in response to the Offer.

     (b) The Board of Directors consisting of the Disinterested Directors, at a meeting duly called and held on November 15, 1999, based, among other things, on the recommendation of the Special Committee, unanimously (i) determined that the Offer and the Amalgamation are fair to, and in the best interests of, the Public Shareholders, (ii) approved, authorized and adopted this Agreement, the Amalgamation and the other transactions contemplated hereby, (iii) resolved to recommend that the Public Shareholders accept the Offer and tender their Shares in response to the Offer, and (iv) took the action required to cause all issued and outstanding warrants, options and other rights to acquire Company Securities to be substituted for rights to acquire consideration other than Company Securities, as of or prior to the Effective Time.

     5.5 CONSENTS AND APPROVALS; NO VIOLATION. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and the performance by the Company of its obligations hereunder will not:

     (a) conflict with or violate any provision of the Company's Memorandum of Association or Bye-laws; or

     (b) require on the part of the Company any consent, approval, order, authorization or permit of, or registration, filing or notification to, any Governmental Authority (as hereinafter defined), except for (i) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement (including, without limitation, the Schedule 14D-9), and the transactions contemplated hereby, (ii) the filing of the Articles of Amalgamation with the Registrar of Companies, and (iii) such additional actions or filings which, if not taken or made, would not, singly or in the aggregate, have a material adverse effect on the condition, financial or otherwise, the earnings, business affairs or business prospects of the Company or the consummation of the transactions contemplated by this Agreement.

     5.6 INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company specifically for use in the Offer Documents will, at the time filed with the SEC or as of the date mailed to the Shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

     5.7 BROKERS AND FINDERS. Except for payments required to be made to Goldman, the Company will not or has not, directly or indirectly, become obligated to pay any person or entity any brokerage fee, finder's fee, investment banking fee or agent's fee as a result of the entering into of this Agreement or any of the transactions contemplated hereby.

                                   ARTICLE VI

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to the Company and Hold Co. as follows:

     6.1 ORGANIZATION. Purchaser is a company duly incorporated and is validly existing as a corporation under the laws of Bermuda. Purchaser is a wholly owned subsidiary of Hold Co.

     6.2 POWER AND AUTHORITY. Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby on the part of Purchaser have been duly and validly authorized by its board of directors and its sole shareholder and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser.

     6.3 CONSENT AND APPROVALS; NO VIOLATION. The execution and delivery by Purchaser of this Agreement do not, and the consummation of the transactions contemplated hereby and the performance by Purchaser of its obligations hereunder will not:

     (a) conflict with or violate any provision of Purchaser's Memorandum of Association or Bye-laws; or

     (b) require on the part of Purchaser any consent, approval, order, authorization or permit of, or registration, filing or notification to, any Governmental Authority (as hereinafter defined), except for (i) the filing by Purchaser with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement (including, without limitation, the Schedule 14D-1 and the Schedule 13E-3), and the transactions contemplated hereby and (ii) such additional actions or filings which, if not taken or made, would not, singly or in the aggregate, have a material adverse effect on the condition, financial or otherwise, the earnings, business affairs or business prospects of Purchaser or the consummation of the transactions contemplated by this Agreement.

     6.4 INFORMATION SUPPLIED. None of the information supplied or to be supplied by Purchaser or the Principal Shareholders specifically for use in the
Schedule 14D-9 will, at the time filed with the SEC or as of the date mailed to the Shareholders, contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances in which they are made, not misleading.

     6.5 PURCHASER'S OPERATIONS. Purchaser was incorporated solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than to facilitate the transactions contemplated hereby.

     6.6 CAPITALIZATION. All of the capital stock of Purchaser has been duly and validly issued and is held of record and owned beneficially solely by Hold Co.

     6.7 FINANCING. Purchaser has, or will have as of the date of consummation of the Offer, all funds necessary to purchase all Shares accepted for payment in the Offer. Purchaser has, or will have as of the date of consummation of the Amalgamation or the transaction contemplated by Section 4.1, all funds necessary to consummate the applicable transaction.

                                  ARTICLE VII

                   REPRESENTATIONS AND WARRANTIES OF HOLD CO.

     Hold Co. represents and warrants to the Company and Purchaser as follows:

     7.1 ORGANIZATION. Hold Co. is a limited partnership duly organized, validly existing and in good standing under the laws of Bermuda.

     7.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Hold Co. has all requisite limited partnership power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby on the part of Hold Co. have been duly and validly authorized by the general partner of Hold Co. and no other limited partnership proceedings on the part of Hold Co. are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Hold Co.

     7.3 CONSENT AND APPROVALS; NO VIOLATION. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and the performance by Hold Co. of its obligations hereunder will not:

     (a) conflict with any provision of the certificate of formation of Hold Co.; or

     (b) require on the part of Hold Co. any consent, approval, order, authorization or permit of, or registration, filing or notification to, any Governmental Authority (as hereinafter defined) or any third party.

     7.4 HOLD CO.'S OPERATIONS. Hold Co. was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than to facilitate the transactions contemplated hereby.

     7.5 CAPITALIZATION. All of the partnership interests of Hold Co. have been duly and validly issued and are held of record and owned beneficially solely by the Principal Shareholders.

     7.6 FINANCING. Purchaser has, or will have as of the date of consummation of the Offer, all funds necessary to purchase all Shares accepted for payment in the Offer. Purchaser has, or will have as of the date of consummation of the Amalgamation or the transaction contemplated by Section 4.1, all funds necessary to consummate the applicable transaction.

                                  ARTICLE VIII

                              ADDITIONAL COVENANTS

     The parties hereto further agree as follows:

     8.1 CONSENTS AND APPROVALS. The parties hereto shall cooperate with each other and use commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties ("Third Party Approvals") and Bermuda, U.S. Federal, state and local governmental and any foreign governmental agencies and authorities ("Governmental Authority") which are necessary or advisable to consummate the transactions contemplated by this Agreement ("Governmental Approvals" and, together with Third Party Approvals, "Approvals"), and to comply with the terms and conditions of all such Approvals.

     8.2 ADDITIONAL ACTIONS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, to consummate and make effective the Offer, the Amalgamation and the other transactions contemplated by this Agreement.

     8.3 SHAREHOLDERS APPROVAL. The Company shall, as soon as practicable after the consummation of the Offer, take all steps necessary (a) to duly call, give notice of, convene and hold a meeting of the Shareholders (the "Shareholder Meeting") for the purpose of securing the approval by the Shareholders ("Shareholder Approval") of the Amalgamation or (b) to the extent Purchaser elects under Section 4.2 to pursue the transaction described in Sections 4.1, to effect such transaction as has been so elected.

     8.4 INDEMNIFICATION, EXCULPATION AND INSURANCE.

     (a) The Company agrees that all rights to indemnification and exculpation (including the advancement of expenses) from liabilities for acts or omissions occurring at or prior to the Effective Time (including with respect to the transactions contemplated by this Agreement) existing now or at the Effective Time in favor of the current or former directors or officers of the Company (the "Indemnified Parties") as provided in the Company Memorandum of Association, the Company Bye-Laws and any indemnification agreements (each as in effect on the date hereof) shall be assumed by the Amalgamated Company in the Amalgamation, without further action, as of the Effective Time and shall survive the Amalgamation and shall continue in full force and effect without amendment, modification or repeal for a period not less than the statute of limitations applicable to such matters; provided, however, that if any claims are asserted or made during the continuance of such period, all rights to indemnification (and to advancement of expenses) hereunder in respect of any such claims shall continue, without diminution, until disposition of any and all such claims.

     (b) To the extent paragraph (a) shall not serve to indemnify and hold harmless an Indemnified Party, for a period of six years from and after the Effective Time, the Amalgamated Company shall indemnify, defend and hold harmless the Indemnified Parties against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments of or in connection with any threatened or actual claim, action, suit, proceeding or investigation (an "Action") arising out of or pertaining to such individuals' services, prior to the Effective Time, as directors, officers or employees of the Company, including, without limitation, matters based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent permitted by applicable law.

     (c) The Amalgamated Company shall (i) maintain for a period of not less than six years from the Effective Time the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O Insurance"), for all persons who are directors or officers of the Company on the date of this Agreement (the "Insured Parties") or (ii) cause to be provided coverage no less advantageous to the Insured Parties than the D&O Insurance, in each case so long as the annual premium therefor would not be in excess of 150% of the last annual premium paid for the D&O Insurance prior to the date of this Agreement (such 150% amount, the "Maximum Premium"). If the existing D&O Insurance expires, is terminated or canceled during such six-year period, the Amalgamated Company will use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium.

     (d) The provisions of this Section 8.4 shall survive the consummation of the Acquisition and are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. The Company or the Amalgamated Company, as applicable, shall pay the reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Parties in enforcing rights to which such Indemnified Parties are entitled under the provisions of this Section 8.4.

                                   ARTICLE IX

                                   CONDITIONS

     9.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of the parties to effect the Amalgamation or the transaction contemplated by
Article IV, as the case may be, shall be subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

     (a) Shareholder Approval. Unless the transaction contemplated by Article IV is consummated in lieu of the Amalgamation, prior to consummation of the Amalgamation, this Agreement and the Amalgamation shall have been approved by the Shareholders required by and in accordance with applicable law.

     (b) Governmental Approvals. Other than the filing of the Articles of Amalgamation in accordance with the Act, all Governmental Approvals required to be obtained and all material filings, notices or declarations with or to Governmental Authorities required to be made by the parties and their Subsidiaries, officers, directors and affiliates in order to consummate the Amalgamation or the transaction contemplated by Article IV, as the case may be, shall have been obtained or made, and no such approval shall contain any conditions, limitations or restrictions, other than any deviation from the foregoing that does not have and may not reasonably be expected to have a material adverse effect on the ability of each of the Company or Purchaser, as the case may be, to perform its obligations under this Agreement or to consummate the Amalgamation or the transaction contemplated by Article IV, as the case may be.

     (c) Legal Action; Statutes. No governmental entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order which is in effect and has the effect of making the Amalgamation or the transaction contemplated by Article IV, as the case may be, illegal or prohibits the Company or Purchaser from consummating the Amalgamation or the transaction contemplated by Article IV.

     (d) Closing of Tender Offer. Purchaser shall have (i) commenced the Offer pursuant to Article II hereof and (ii) purchased, pursuant to the terms and conditions of such Offer, all Shares duly tendered and not withdrawn; provided, however, that Purchaser shall not be entitled to rely on the condition in this
Section 9.1(d) if Purchaser shall have failed to commence the Offer or purchase Shares pursuant to the Offer in breach of its obligations under this Agreement.

                                   ARTICLE X

                                  TERMINATION

     10.1 TERMINATION. Anything herein or elsewhere to the contrary notwithstanding, this Agreement and the Offer may be terminated and the Amalgamation or transaction contemplated by Article IV may be abandoned at any time prior to the Effective Time, whether before or after Shareholder Approval thereof:

     (a) By Mutual Consent. By mutual consent of Purchaser or Hold Co. on the one hand and the Company acting through the Board of Directors consisting of the Disinterested Directors on the other.

     (b) By Purchaser or the Company. By Purchaser or the Company, if any governmental entity enacts, issues, promulgates, enforces or enters any statute, rule, regulation, injunction or other order which is in effect and has the effect of making the Offer, the Amalgamation or the transaction contemplated by
Article IV, as the case may be, illegal or prohibits Purchaser from buying Shares in the Offer or prohibits the Company or Purchaser from consummating the Amalgamation or otherwise prohibits, directly or indirectly, consummation of the transactions contemplated by this Agreement, including the transaction contemplated by Article IV or if the conditions to consummation of the Offer or the Amalgamation cannot be satisfied; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of , or resulted directly or indirectly in, the failure of such condition to occur on or before the Effective Time.

     (c) By the Company: By the Company (acting through the Board of Directors consisting of the Disinterested Directors), if Purchaser (A) fails to commence the Offer within five Business Days of the public announcement by Purchaser and the Company of the Offer, or (B) fails to pay for Shares pursuant to the Offer in accordance with Section 2.1(a) hereof.

     10.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 10.1 above, written notice thereof shall forthwith be given to the other parties specifying the provision hereof pursuant to which such termination is made, and this Agreement (except as to those portions of the Acquisition which, at the date of termination, have been consummated) shall forthwith become null and void and there shall be no liability or obligation on the part of the parties hereto or their respective officers, directors or employees, except to the extent arising under applicable law and for willful breach hereof.

                                   ARTICLE XI

                               GENERAL PROVISIONS

     11.1  AMENDMENT AND MODIFICATION. Subject to applicable law and subject to
Section 11.12, this Agreement may be amended, modified and supplemented in any and all respects by written agreement of the parties hereto; provided, however, that after approval of this Agreement by the Shareholders, no such amendment, modification or supplement shall reduce or change the form of the Amalgamation Consideration.

     11.2 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement shall survive, in the case of the Offer, the date upon which the Offer is consummated, in the case of the Amalgamation, the Effective Time, and, in the case of the transaction described in Article IV, the date upon which such transaction is consummated. This Section
11.2 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after (a) the date of consummation of the Offer, (b) the Effective Time or (c) the date of consummation of the transaction described in Article IV.

     11.3 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given upon personal delivery, facsimile transmission (which is confirmed), telex or delivery by an overnight express courier service (delivery, postage or freight charges prepaid), or on the fourth day following deposit in the mail (if sent by registered or certified mail, return receipt requested, delivery, postage or freight charges prepaid), addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) If to the Company:

       Special Committee
       c/o Amway Asia Pacific, Ltd.
       38/F The Lee Gardens
       33 Hysan Avenue
       Causeway Bay
       Hong Kong
       Attention: Eoghan McMillan
       Telephone: 852/2506-1806
       Facsimile: 852/2524-9902
       E-mail: Eoghan.McMillan@RoProperty.com

       with a copy to:

       Cleary, Gottlieb, Steen & Hamilton
       One Liberty Plaza
       New York, New York 10006-1470
       Attention: Daniel S. Sternberg, Esq.
       Telephone: 212/225-2630
       Facsimile: 212/225-3999
       E-mail: dsternberg@cgsh.com

     (b) If to Hold Co.:

       Apple Hold Co., L.P.
       7575 Fulton Street East
       Ada, Michigan 49355

       Attention: Craig N. Meurlin, Esq.
       Telephone: 616/787-8305
       Facsimile: 616/787-5623
       E-mail: craigmeurlin@amway.com

       with a copy to:

       Jones, Day, Reavis & Pogue
       North Point
       901 Lakeside Avenue
       Cleveland, Ohio 44114
       Attention: Thomas C. Daniels, Esq.
       Telephone: 216/586-3939
       Facsimile: 216/579-0212
       E-mail: tcdaniels@jonesday.com

     (c) If to Purchaser:

       New AAP Limited
       7575 Fulton Street East
       Ada, Michigan 49355
       Attention: Craig N. Meurlin, Esq.
       Telephone: 616/787-8305
       Facsimile: 616/787-5623
       E-mail: craigmeurlin@amway.com

       with a copy to:

       Jones, Day, Reavis & Pogue
       North Point
       901 Lakeside Avenue
       Cleveland, Ohio 44114
       Attention: Thomas C. Daniels, Esq.
       Telephone: 216/586-3939
       Facsimile: 216/579-0212
       E-mail: tcdaniels@jonesday.com

     11.4 DEFINITIONS; INTERPRETATION. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or
Section in this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     11.5 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of Bermuda having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     11.7 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. Except for that certain Confidentiality Agreement, dated as of September 29, 1999, between the Company and ALAP Hold Co., Ltd., a Nevada limited partnership, which shall apply to the Purchaser as if it were a party thereto, this Agreement (including the documents and the instruments referred to herein and therein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) with the exception of Section 8.4(d) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     11.8 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     11.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of Bermuda and with respect to the transactions contemplated hereby the parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Bermuda.

     11.10 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

     11.11 EXTENSION; WAIVER. Subject to Section 11.12, at any time prior to the Effective Time, the parties hereto, by action taken or authorized by, in the case of the Company, the Board of Directors consisting of its Disinterested Directors, in the case of Purchaser, its board of directors or, in the case of Hold Co., a partner, member or authorized officer, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto or (iii) subject to Section 11.1, waive compliance with any of the agreements or conditions of the other parties hereto contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

     11.12 PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to Section 10.1, an amendment of this Agreement pursuant to Section 11.1 or an extension or waiver pursuant to Section
11.11 or other action required or permitted to be taken pursuant to this Agreement shall, in order to be effective, require in the case of Purchaser, action by its board of directors or a duly authorized designee thereof, require in the case of the Company, action by its Board of Directors consisting of its Disinterested Directors or a duly authorized designee thereof, or require in the case of Hold Co., action by a partner, member or authorized officer; provided, however, the affirmative vote of a majority of the Board of Directors consisting of the Disinterested Directors shall be required in order for the Company or the Board of Directors to act to (i) amend or terminate this Agreement, (ii) exercise or waive any of Company's rights or remedies under this Agreement,
(iii) extend the time for performance of Hold Co.'s or Purchaser's respective obligations under this Agreement or (iv) take any action to amend or otherwise modify the Company's Articles of Association or Bye-Laws (each as in effect on the date hereof).

     11.13 ANNOUNCEMENTS. None of the Company, Hold Co. or Purchaser shall make any public announcement of the terms or existence of this Agreement without the consent of the other parties hereto, unless required by law.

     IN WITNESS WHEREOF, Hold Co., Purchaser, and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

AMWAY ASIA PACIFIC, LTD.:                                APPLE HOLD CO., L.P.:
                                                         By: AP New Co., LLC,
                                                             as general partner

By: /s/ Eva Cheng                                        By: /s/ Craig N. Meurlin
    Name: Eva Cheng                                          Name: Craig N. Meurlin
    Title: Director and Executive                            Title: Manager
          Vice President

                                                         NEW AAP LIMITED
                                                         By: /s/ Lawrence M. Call
                                                             Name: Lawrence M. Call
                                                             Title: President

                                    ANNEX C

                       APPRAISAL RIGHTS UNDER BERMUDA LAW

106. SHAREHOLDER APPROVAL

     (1) The directors of each amalgamating company shall submit the amalgamation agreement for approval to a meeting of the holders of shares of the amalgamating company of which they are directors and, subject to subsection (4), to the holders of each class of such shares.

     (2) A notice of a meeting of shareholders complying with section 75 shall be sent in accordance with that section to each shareholder of each amalgamating company, and shall

          (a) include or be accompanied by a copy or summary of the amalgamation agreement; and

          (b) subject to subsection 2A, state --

             (i) the fair value of the shares as determined by each amalgamating company; and

             (ii) that a dissenting shareholder is entitled to be paid the fair value of his shares.

     (2A) Notwithstanding subsection 2(b)(ii), failure to state the matter referred to in that subsection does not invalidate an amalgamation.

     (3) Each share of an amalgamating company carries the right to vote in respect of an amalgamation whether or not it otherwise carries the right to vote.

     (4) The holders of shares of a class of shares of an amalgamating company are entitled to vote separately as a class in respect of an amalgamation if the amalgamation agreement contains a provision which would constitute a variation of the rights attaching to any such class of shares for the purposes of section 47.

     (4A) The provisions of the bye-laws of the company relating to the holding of general meetings shall apply to general meetings and class meetings required by this section provided that, unless the bye-laws otherwise provide, the resolution of the shareholders or class must be approved by a majority vote of three-fourths of those voting at such meeting and the quorum necessary for such meeting shall be two persons at least holding or representing by proxy more than one-third of the issued shares of the company or the class, as the case may be, and that any holder of shares present in person or by proxy may demand a poll.

     (5) An amalgamation agreement shall be deemed to have been adopted when it has been approved by the shareholders as provided in this section.

     (6) Any shareholder who did not vote in favour of the amalgamation and who is not satisfied that he has been offered fair value for his shares may within one month of the giving of the notice referred to in subsection (2) apply to the Court to appraise the fair value of his shares.

     (6A) Subject to subsection (6B), within one month of the Court appraising the fair value of any shares under subsection (6) the company shall be entitled either--

          (a) to pay to the dissenting shareholder an amount equal to the value of his shares as appraised by the Court; or

          (b) to terminate the amalgamation in accordance with subsection (7).

     (6B) Where the Court has appraised any shares under subsection (6) and the amalgamation has proceeded prior to the appraisal then, within one month of the Court appraising the value of the shares, if the amount paid to the dissenting shareholder for his shares is less than that appraised by the Court the amalgamated company shall pay to such shareholder the difference between the amount paid to him and the value appraised by the Court.

     (6C) No appeal shall lie from an appraisal by the Court under this section.

     (6D) The costs of any application to the Court under this section shall be in the discretion of the Court.

     (7) An amalgamation agreement may provide that at any time before the issue of a certificate of amalgamation the agreement may be terminated by the directors of an amalgamating company, notwithstanding approval of the agreement by the shareholders of all or any of the amalgamating companies.

                                       C-2